AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1996
                                                    REGISTRATION NO. 333-______
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                           XLCONNECT SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Pennsylvania                                  7373                                   23-2832796
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
    of incorporation or organization)            Classification Code Number)                   Identification No.)

                            411 Eagleview Boulevard
                           Exton, Pennsylvania 19341
                                 (610) 458-5500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                               ------------------
                             Richard G. Ellenberger
                      President & Chief Executive Officer
                           XLConnect Solutions, Inc.
                            411 Eagleview Boulevard
                           Exton, Pennsylvania 19341
                                 (610) 458-5500
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                               ------------------
                                   COPIES TO:

      Barry M. Abelson, Esq.                     Richard C. Tilghman, Jr., Esq.
     John E. Royer, Jr., Esq.                        Piper & Marbury L.L.P.
    Pepper, Hamilton & Scheetz                        Charles Center South
      3000 Two Logan Square                         36 South Charles Street
   Eighteenth and Arch Streets                     Baltimore, Maryland 21201
   Philadelphia, PA 19103-2799                           (410) 539-2530
          (215) 981-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

            TITLE OF EACH                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
         CLASS OF SECURITIES                 AMOUNT TO         OFFERING PRICE         AGGREGATE            AMOUNT OF
           TO BE REGISTERED              BE REGISTERED (1)      PER SHARE (2)     OFFERING PRICE (2)    REGISTRATION FEE
Common Stock, par value $.01..........   3,330,000 Shares          $11.00             $36,630,000            $12,631

(1) Includes 430,000 shares of Common Stock subject to the over-allotment option granted by the Company to the Underwriters.
(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           XLCONNECT SOLUTIONS, INC.

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

                 REGISTRATION STATEMENT ITEM AND HEADING                        LOCATION IN PROSPECTUS
           ----------------------------------------------------  ----------------------------------------------------

    1.     Forepart of the Registration Statement and
             Outside Front Cover Page of
             Prospectus........................................  Outside Front Cover Page of Prospectus

    2.     Inside Front and Outside Back Cover Pages of
             Prospectus........................................  Inside Front Cover Page of Prospectus

    3.     Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges.........................  Summary; Risk Factors

    4.     Use of Proceeds.....................................  Summary; Risk Factors; Use of Proceeds; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations

    5.     Determination of Offering Price.....................  Outside Front Cover Page of Prospectus; Underwriting

    6.     Dilution............................................  Not Applicable

    7.     Selling Security Holders............................  Not Applicable

    8.     Plan of Distribution................................  Outside Front Cover Page of Prospectus; Underwriting

    9.     Description of Securities to be Registered..........  Summary; Capitalization; Description of Capital
                                                                   Stock

   10.     Interests of Named Experts and Counsel..............  Not Applicable

   11.     Information with Respect to the Registrant..........  Outside Front Cover Page of Prospectus; Summary;
                                                                   Risk Factors; Use of Proceeds; Dividend Policy;
                                                                   Capitalization; Dilution; Selected Combined
                                                                   Financial Data; Management's Discussion and
                                                                   Analysis of Financial Condition and Results of
                                                                   Operations; Business; Management; Relationship
                                                                   Between the Company and IE; Principal Shareholder;
                                                                   Description of Capital Stock; Available
                                                                   Information; Combined Financial Statements

   12.     Disclosure of Commission Policies on
             Indemnification for Securities Act
             Liabilities.......................................  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not to be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                                                           SUBJECT TO COMPLETION
                                                                   JULY 24, 1996

                                2,900,000 SHARES

                        XLCONNECT SOLUTIONS, INC. [LOGO]

                                  COMMON STOCK

                               ------------------

     All of the 2,900,000 shares of Common Stock offered hereby are being sold by XLConnect Solutions, Inc. ('XLConnect' or the 'Company'). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between
$   and $  per share. See 'Underwriting' for the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market upon completion of this offering under the trading symbol 'XLCT.'

     The Company is currently an indirect wholly-owned subsidiary of Intelligent Electronics, Inc. (together with all of its affiliates other than the Company, 'IE'), and, upon completion of this offering, IE will beneficially own 82.1% of the Company's outstanding Common Stock (80.0% if the Underwriters' over-allotment option is exercised in full). See 'Relationship between the Company and IE.'

                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
           SEE 'RISK FACTORS' BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                           PRICE            UNDERWRITING          PROCEEDS
                                                             TO            DISCOUNTS AND             TO
                                                           PUBLIC           COMMISSIONS         COMPANY (1)
Per Share..........................................          $                   $                   $
Total (2)..........................................          $                   $                   $

(1) Before deducting expenses estimated at $        , payable by the Company.
(2) The Company has granted the Underwriters a 30-day option to purchase up to 430,000 additional shares of Common Stock on the same terms and conditions as the securities offered hereby, solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $     , $     and $     ,
    respectively. See 'Underwriting.'
                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices
of Alex. Brown & Sons Incorporated, Baltimore, Maryland on or about        ,
1996.

ALEX. BROWN & SONS
      INCORPORATED
                             MONTGOMERY SECURITIES

                                                    JANNEY MONTGOMERY SCOTT INC.

                 THE DATE OF THIS PROSPECTUS IS         , 1996

                  [GRAPHIC DISPLAY OF THE COMPANY'S SERVICES]

     XLConnect, XLConnect Solutions, XLConnect Systems, XLConnect Services and the Company's logo are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                               ------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption 'Risk Factors,' which could cause actual results to differ materially from those indicated by such forward-looking statements.

                                  THE COMPANY

     XLConnect is a professional services organization providing enterprise-wide total connectivity solutions to clients with complex computing and communications requirements. As a single source provider, the Company offers comprehensive internetworking services, applications development services, managed services and telecommunications services. The Company's solutions are custom designed to integrate computing and communications devices and equipment with software applications and systems to develop local area networks ('LANs') and to link LANs through public and private communications networks and the Internet to form wide area networks ('WANs'). The Company describes the provision of these services on an integrated basis as total connectivity solutions.

     Internetworking services include consulting, design and implementation of LANs and WANs. Applications development services include customization and adaptation of proven software as well as training to support the Company's applications and internetworking solutions. Managed services enable clients to outsource multiple aspects of their information technology functions, including technology selection, deployment and support, network management and help desk support. Telecommunications services include data, video and voice transmission. XLConnect believes that its total connectivity solutions enable its clients to increase productivity and enhance competitiveness by improving the flow of information among clients' employees, customers and suppliers.

     Demand for internetworking, applications development and outsourcing services is expected to increase as organizations continue to: (i) migrate from legacy mainframe environments to distributed, client/server environments characterized by LANs relying on multi-vendor, multi-protocol technologies; (ii) share information among diverse client, employee and supplier locations across telecommunications networks, creating WANs; and (iii) experience difficulty in maintaining in-house technical expertise sufficient to support these complex LAN and WAN environments.

     The Company believes that as a single source provider of total connectivity solutions with broad geographic reach and expertise in multi-vendor technologies, it is capable of addressing organizations' demands for total connectivity solutions. The Company's strategy focuses on maintaining and enhancing its technical expertise, expanding its national presence, emphasizing high quality service and customer support, further penetrating its existing client base, leveraging alliances with industry leaders and maintaining and enhancing its multiple sales channels.

     The Company focuses its sales, services and support efforts on a variety of enterprises participating in a wide range of industries throughout the United States. XLConnect delivers total connectivity solutions through its engineering and technical staff of approximately 950 professionals located in 24 offices nationwide and through its Network Management Center and two Help Desk Centers. The Company utilizes a direct sales force currently comprised of 44 persons in addition to indirect sales channels, including IE's approximately 205 person sales staff. The Company's approximately 500 authorized agents, principally value added resellers ('VARs'), sell data and voice transmission services on behalf of the Company.

     The Company has alliances and relationships with many industry-leading vendors of information technology and telecommunications products and services, including Ameritech, Inc. ('Ameritech'), Bay Networks, Inc. ('Bay Networks'), 3Com Corporation ('3Com'), Hewlett-Packard Company ('HP'), International Business Machines Corporation, including its Lotus Division ('IBM/Lotus'), MCI Telecommunications Corporation ('MCI'), Microsoft Corporation ('Microsoft') and Novell, Inc. ('Novell').

     The executive offices of the Company are located at 411 Eagleview Boulevard, Exton, Pennsylvania 19341, and its telephone number is (610) 458-5500.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. See 'Risk Factors.'

                                  THE OFFERING

Common Stock offered by the Company...............     2,900,000  shares

Common Stock outstanding after the offering.......    16,225,000  shares (1)

Use of proceeds...................................  To repay indebtedness to IE. See 'Use of Proceeds.'

Proposed Nasdaq National Market symbol............  XLCT

- ------------------
(1) Does not include 3,000,000 shares reserved for issuance under the Company's
    1996 Long-Term Incentive Plan. As of    __, 1996, options to acquire
    1,062,500 shares of Common Stock at an exercise price of $______ per share were outstanding. See 'Management -- Employment Arrangements' and '-- 1996 Long-Term Incentive Plan.'

                        SUMMARY COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                        JUNE 30,
                                            -----------------------------------------------------  ----------------------
                                              1991       1992       1993       1994       1995       1995        1996
                                            ---------  ---------  ---------  ---------  ---------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
  Revenues................................  $   8,526  $  21,909  $  49,653  $  50,965  $  79,862  $  36,609   $  52,001
  Gross profit............................      2,193      4,647     15,837     13,806     23,535     10,699      15,627
  Income (loss) from operations...........        126       (519)     5,912      2,448      7,259      3,580       4,415
  Net income (loss).......................         39       (460)     2,879        250      2,422      1,476       1,014
  Pro forma net income per share (1)......                                              $    0.18              $    0.08


  Shares used in computing pro forma net
    income per common share (1)...........                                                 13,325                 13,325

                                                                                                JUNE 30, 1996
                                                                                          -------------------------
                                                                                                      AS ADJUSTED
                                                                                           ACTUAL         (2)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
  Working capital.......................................................................  $  16,458    $
  Total assets..........................................................................     59,112
  Long-term debt, less current portion..................................................     42,576
  Shareholder's equity..................................................................      6,144

- ------------------
(1) Computed on the basis described in Note 2 of Notes to Combined Financial Statements.

(2) Adjusted to give effect to the sale by the Company of 2,900,000 shares of
    Common Stock offered hereby at an assumed public offering price of $   per
    share and the application of the estimated net proceeds therefrom. See 'Use of Proceeds.'

                              RELATIONSHIP WITH IE

     Company History and Formation Transactions. The Company is currently an indirect wholly-owned subsidiary of IE, and, upon completion of this offering, IE will beneficially own approximately 82.1% of the outstanding shares of Common Stock (approximately 80.0% if the Underwriters' over-allotment option is exercised in full). The Company is composed of the businesses of the professional services organization ('PSO') of The Future Now, Inc. ('TFN') and IntelliCom Solutions, Inc. ('IntelliCom'). TFN established the PSO in 1990, and TFN was acquired by IE in August 1995. IntelliCom was founded by IE in 1994 as a wholly-owned subsidiary. IE incorporated the Company as a Pennsylvania corporation under the name 'PSO Acquisition Corporation' in January 1996, and the Company changed its name to XLConnect Solutions, Inc. in May 1996. In anticipation of this offering, (i) IE contributed to the Company the stock of IntelliCom and the assets and liabilities, including intercompany debt, relating to the PSO business, and (ii) the Company and IE entered into the contractual arrangements described below. The foregoing transactions, which were completed as of May 31, 1996, are collectively referred to herein as the 'Formation Transactions.' See 'Risk Factors -- Control by and Relationship with IE; Potential Conflicts of Interest' and 'Relationship between the Company and IE -- Ownership of Common Stock.'

     Contractual Arrangements with IE. In anticipation of this offering, the Company and IE have entered into a number of agreements, which will become effective upon completion of this offering. These agreements provide for: (i) IE to continue to provide various corporate services and employee benefit plans to the Company until at least December 31, 1996; (ii) the sharing by the Company and IE of certain office facilities; (iii) the allocation of payments of taxes for periods during which the Company and IE are included in the same consolidated group for Federal or state income tax purposes, the allocation of responsibility for the filing of tax returns and certain other related tax matters; (iv) indemnities between the Company and IE and their respective directors, officers, employees, agents and representatives for certain liabilities, financial obligations and other matters; (v) under certain circumstances, the registration under the Securities Act of 1933, as amended (the 'Securities Act'), of the Common Stock owned by IE; and (vi) the grant of an option to IE to purchase from the Company at then-current market prices such number of shares of Common Stock as are necessary for IE to continue to include the Company in IE's consolidated Federal income tax return or to increase the likelihood that a pro rata distribution by IE to its shareholders of its Common Stock (the 'Distribution') would be tax free to IE and its shareholders, which is expected to be the number of shares necessary for IE to continue to own at least 80% of the outstanding Common Stock. See 'Relationship between the Company and IE -- Contractual Arrangements.'

     Possible Distribution. Following completion of this offering, IE intends to consider its options regarding its ownership interest in the Company, including whether to retain its investment in the Company, to sell all or a portion of its remaining shares of Common Stock to the public in another public offering or to a strategic investor or to make the Distribution to its shareholders in a tax-free or taxable transaction. The occurrence of the Distribution is only one possibility and is by no means a certainty. For the Distribution to occur, the Board of Directors of IE must conclude, at the time that the Distribution may be considered, that the Distribution is in the best interests of the shareholders of IE. IE has advised the Company that such determination may be conditioned upon the receipt of a favorable ruling from the Internal Revenue Service (the 'IRS') as to the tax-free nature of the Distribution, for which IE has not applied as of the date of this offering. See 'Risk Factors -- Possibility of Substantial Sales of Common Stock Following Distribution.'

     Conduct of Business of XLConnect. Prior to the Formation Transactions, XLConnect established a number of systems and procedures to enable it to operate as a stand-alone company. The Company invoices separately from IE substantially all of its clients and performs its own collection functions. The Company will perform its own cash management functions after this offering. All of the Company's employees are tracked by payroll codes distinct from those of IE. See 'Relationship between the Company and IE -- Contractual Arrangements.'

                            ------------------------

     Unless the context otherwise requires, (i) the information contained in this Prospectus gives effect to the Formation Transactions, reflects a 1-to-13,325 stock split of the Company's issued and outstanding shares of Common Stock effected immediately prior to this offering and assumes that the over-allotment option granted to the Underwriters is not exercised, and (ii) references to the 'Company' or 'XLConnect' include the historical operating results and activities of, and assets and liabilities assigned to, the business and operations which comprise the Company.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

     Control by and Relationship with IE; Potential Conflicts of Interest. Upon completion of this offering, IE will beneficially own approximately 82.1% of the outstanding Common Stock (approximately 80.0% if the Underwriters' overallotment option is exercised in full). So long as IE beneficially owns a majority of the outstanding Common Stock, it will have the ability to elect all of the members of the Board of Directors of the Company and otherwise control the management and affairs of the Company, including any determinations with respect to acquisitions, dispositions, borrowings, issuances of Common Stock or other securities or the declaration and payment of any dividends on the Common Stock. In addition, IE could determine to sell its remaining shares to a strategic buyer in a transaction that may not be favored by the Company or its minority shareholders. Conflicts of interest may arise between the Company and IE in a number of areas relating to their past and ongoing relationships, including potential competitive business activities, sales and marketing functions, tax and employee benefit matters, indemnity arrangements, registration rights, sales or distributions by IE of its remaining shares of Common Stock and the exercise by IE of its ability to control the management and affairs of the Company. Although IE has advised the Company that it does not currently intend to engage in the business of delivering total connectivity solutions to clients except through its ownership of Common Stock and contractual relationships with the Company, there are no contractual or other restrictions on IE's ability to engage in such activities. Accordingly, circumstances could arise in which IE would engage in activities in competition with the Company. See ' -- Shares Eligible for Future Sale' and 'Relationship Between the Company and IE -- Conflicts of Interest.'

     The Company and IE have entered into a number of agreements, which will become effective upon completion of this offering, for the purpose of defining certain relationships between them. As a result of IE's ownership interest in the Company, the terms of such agreements were not, and the terms of any future amendments to those agreements will not be, the result of arm's-length negotiations. The Company and IE may also enter into material transactions and agreements in the future. In evaluating the terms of any material transactions between the Company and IE or its affiliates, the Company's Board of Directors will utilize such procedures as it may deem appropriate in light of its fiduciary duties under state law. Four of the six directors of the Company are also directors of IE. Directors of the Company who are also directors of IE will have conflicts of interest with respect to matters potentially or actually involving or affecting the Company and IE, such as acquisitions, financing and other corporate opportunities that may be suitable for both the Company and IE. Notwithstanding the foregoing, there can be no assurance that conflicts will be resolved in favor of the Company. The ability of IE to control the Company could have an adverse effect on the market price for shares of Common Stock. In addition, there can be no assurance that potential clients and vendors will not be deterred by the existence of these relationships or by the historical ties between the Company and IE. See 'Relationship Between the Company and IE -- Contractual Arrangements' and '-- Conflicts of Interest.'

     Possibility of Substantial Sales of Common Stock Following
Distribution. If the Distribution occurs, up to 13,325,000 shares of Common Stock will be distributed to the shareholders of IE. All of those shares that are then held by persons other than 'affiliates' of the Company will be freely tradeable without restriction or registration under the Securities Act. The Company is unable to predict whether substantial amounts of Common Stock would be sold in the open market in anticipation of, or following, the Distribution, if it occurs. Any sales of substantial amounts of Common Stock in the public markets or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of the Common Stock. See 'Shares Eligible for Future Sale.'

     Absence of History as a Stand-Alone Company; Limited Relevance of Historical Financial Information. The Company has never operated as a stand-alone company and has limited name recognition. In addition, the PSO business and IntelliCom began to operate as a single, integrated business within IE only after the Formation Transactions were consummated as of May 31, 1996. After this offering and prior to the Distribution or other sale of shares of the Company held by IE, if any, the Company will continue to be a subsidiary of IE but will operate as a stand-alone company. The financial information included herein may not necessarily reflect what the results of operations and financial condition would have been had the Company been a separate, stand-alone entity during the periods presented or be indicative of future results of operations and financial condition of the Company. See

'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview.'

     Absence of IE Financial Support. Prior to this offering and the Formation Transactions, the assets and liabilities associated with the business of the Company did not reside in a single independent legal entity but were distributed in various locations within IE's corporate structure, and the business of the Company was operated within separate divisions of a larger public company. Accordingly, the Company has not been responsible for obtaining external sources of financing. Any capital requirements of the Company in excess of internally generated funds were financed by IE internally or through IE's credit facilities, currently a $225 million credit facility (the 'Credit Facility') with IBM Credit Corporation ('IBMCC'). Pursuant to the terms of a proposed amendment to the Credit Facility, the Company will have borrowing availability of, and joint and several liability with IE for, up to $20 million of the entire outstanding balance under the Credit Facility. IE will be permitted to borrow the entire amount available under the Credit Facility, including the Company's portion. IE and the Company will each have the option to make advances to each other as requested at market rates. Funds advanced by the Company to IE will not be segregated from other funds of IE, and IE may use such funds for its own benefit. Consequently, the Company will be subject to risk of loss in respect of such funds. Other than its $20 million portion of the IBMCC Credit Facility, the Company will be responsible for obtaining its own external sources of financing, and IE will have no obligation to provide assistance to the Company or any of its subsidiaries, except as described in 'Relationship Between the Company and IE.' As a result, the Company may not be able to obtain financing with interest rates and other terms as favorable as those enjoyed by IE, with the result that the Company's cost of future capital may be higher than that reflected in its historical financial statements. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

     Proceeds to Benefit Related Party. The Company intends to use all of the net proceeds from this offering to repay intercompany indebtedness to IE. None of the net proceeds, therefore, will be available to fund the Company's growth. See 'Use of Proceeds.'

     Dependence on Key Personnel; New Management Personnel. The continued success of the Company will depend largely on the continued services of its key managerial employees, particularly its executive officers, several of whom, including its Chief Executive Officer, were only recently hired by the Company. Each executive officer has entered into an employment arrangement with the Company that is terminable at will by either party, and the Company does not maintain key person life insurance on any of its executive officers. There can be no assurance that the Company will retain its key employees or that the departure of one or more of them would not have a materially adverse effect on the Company. Furthermore, there can be no assurance that the Company will be successful in attracting and retaining the new or additional managerial personnel it requires to conduct its operations or to meet its future needs to accommodate growth successfully. See 'Management -- Employment Arrangements.'

     Competitive Market for Technical Personnel. The Company's future success also depends largely on its ability to attract, hire, train and retain highly qualified technical personnel to provide the Company's services. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully and to differentiate itself from its competition. The Company's results of operations and growth prospects could be materially adversely affected if the Company were unable to attract, hire, train and retain such qualified technical personnel. See 'Business -- Technical Capabilities.'

     Reliance on Referrals from IE's Sales Force. Historically, IE's approximately 205 person sales staff generated substantially all of the Company's sales. The Company currently continues to rely on IE's sales staff for most of its sales leads and expects that IE's sales force will continue to be an important source of sales referrals for the foreseeable future. However, there is no contractual requirement that IE's sales persons use or recommend the Company's professional services in connection with computer product sales by IE. See 'Business -- Sales and Marketing.'

     Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results. The Company's future quarterly operating results may vary and reduced levels of earnings or losses could be experienced in one or more quarters. Fluctuations in the Company's quarterly operating results could result from a variety of factors, including changes in the levels of revenues derived from internetworking, applications development, managed services and telecommunications services, the size and timing of significant project orders, changes in the mix of employee and subcontractor technicians on large projects, the timing of new service offerings by the Company or its competitors, new branch office openings by the Company, changes in pricing policies by the Company or its competitors, market acceptance of new and enhanced services offered by the Company or its competitors, changes in operating expenses, availability of qualified technical personnel, disruptions in sources of supply of computer, telecommunications and related products and services, the effect of potential acquisitions and industry and general economic factors. The Company has limited or no control over many of these factors. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, operating results are likely to be adversely affected. In addition, the Company believes that its business is subject to some seasonality, the effects of which currently are partially obscured by the Company's revenue growth during the past eight quarters. Nonetheless, the Company believes that weaker sales generally may be expected during the fourth and first quarters due to fewer working days and some clients' decisions at year end to postpone large internetworking and applications development projects until the following year when capital budgets are renewed. Accordingly, comparisons of results of operations between particular periods are not necessarily meaningful and historical results of operations are not necessarily indicative of future performance. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Management of Growth. The Company's business has experienced substantial growth during the past five years, in terms of revenues, employees and clients. This growth is expected to continue to place significant and increasing demands on the Company's management, operational and technical resources. The Company's future performance will depend in part on its ability to manage expanding operations and to adapt its information systems to changes in its business. The failure of the Company to manage its growth effectively could have a materially adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Competition. The markets in which the Company operates are characterized by intense competition from several types of solution and technical service providers. These include VARs, systems integrators and consultants, computer or other hardware and software vendors, and long distance carriers and the Regional Bell Operating Companies ('RBOCs'). In addition, there can be no assurance that the Company's potential clients will not seek to develop further their in-house capabilities and perform internally more of the services that the Company offers. The Company expects to face further competition from new market entrants and possible alliances among competitors in the future as the convergence of information processing and telecommunications continues. Many of the Company's current and potential competitors have greater financial, technical, marketing and other resources than the Company. As a result, they may be better able to respond or adapt to new or emerging technologies and changes in client requirements or to devote greater resources to the development, marketing and sales of their services than the Company. There can be no assurance that the Company will be able to continue to compete successfully. See 'Business -- Industry Background' and ' -- Competition.'

     Acquisition Risk. As part of its growth strategy, XLConnect intends to evaluate the acquisition of complementary professional services organizations in attractive geographic or service markets or with desirable client relationships. The success of this strategy will depend not only upon the Company's ability to locate and acquire such businesses on a cost-effective basis but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain clients of acquired firms. Although the Company periodically considers possible acquisitions, no specific acquisitions are currently being negotiated or planned. In addition, although the Company conducts due diligence reviews of potential acquisition candidates, there can be no assurance that the Company can identify all material liabilities or risks related to potential acquisition candidates. There can be no assurance that the Company will be able to acquire any businesses, retain the technical and other key personnel of an acquired business or integrate any acquired business successfully, that financing for any acquisition, if necessary, will be available on acceptable terms, if at all, or that the Company will be able to accomplish its strategic objectives in connection with any acquisition. See 'Business -- Strategy.'

     Substantial Reliance on Key Clients. The Company's client base is highly concentrated, with its top 25 clients in 1993, 1994, 1995 and the first six months of 1996 accounting for approximately 24.2%, 53.6%, 52.4% and 51.5% of revenues, respectively. Sales to one client, principally of managed services, accounted for approximately 10.3%, 14.8% and 16.7% of revenues in 1994, 1995 and the first six months of 1996, respectively. Based upon historical and recent results and existing relationships with clients, the Company believes that a substantial portion of its revenues will continue to be derived from services provided to a relatively few large clients. A significant reduction in services provided to any of the Company's largest clients could have a materially adverse effect on the Company's results of operations. The Company's contracts to provide professional services to its clients generally do not obligate the client to purchase any minimum level of services and are terminable upon relatively short notice, often 30 days. There can be no assurance that the Company's largest clients will continue to enter into new contracts with the Company at current levels of business, if at all, or that existing contracts will not be terminated. See 'Management's Discussion and Analysis of Results of Operations and Financial Condition -- Results of Operations' and 'Business -- Clients.'

     Risks Associated with Rapid Technological Change. The market for the Company's services is characterized by rapidly changing technology and frequent new product and service introductions. The development and commercialization of new technologies and the introduction of new products can render existing products and services obsolete or unmarketable. The Company's continued success will depend on its ability to attract and retain highly capable technical personnel, to enhance existing services and to package newly developed and introduced service offerings of its own with products and services from vendors, on a timely and cost-effective basis, that keep pace with technological developments and address increasingly sophisticated client requirements. There can be no assurance that the Company will be successful in identifying and marketing service enhancements or supporting new products and services introduced by vendors that respond to technological change. In addition, the Company may experience contractual or technical difficulties that could delay or prevent its successfully deploying newly developed and introduced products.

     Dependence on Industry Alliances and Relationships. The Company's success depends in part upon its alliances and relationships with leading hardware and software vendors, telecommunications carriers and Internet access service providers, particularly Microsoft, IBM/Lotus, Novell and MCI. Any adverse change in these relationships could have a materially adverse effect on the Company's results of operations and financial condition while it seeks to establish alternative relationships. Also, the Company will likely need to establish additional alliances and relationships in order to keep pace with evolutions in technology and enhance its service offerings, and there can be no assurance such additional alliances will be established. See 'Business -- Industry Alliances and Relationships.'

     Dependence on Network Management Center and Help Desk Centers. The Company's network management and help desk services are dependent upon the Company's ability to protect its computer and telecommunications equipment and the information stored in its Network Management Center and Help Desk Centers against damage from fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices and other similar events. Notwithstanding the precautions the Company has taken to avoid these risks, there can be no assurance that an unforeseen event will not result in a prolonged disruption of the Company's network management and help desk services or that the Company can recover the full amount of its lost revenues from its insurance policies. See 'Business -- Facilities' and '-- Risk Management.'

     Limited Protection of Intellectual Property Rights; Risks of
Infringement. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its intellectual property rights, which afford only limited protection. The Company routinely enters into non-disclosure and confidentiality agreements with employees, contractors, consultants and clients. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and there can be no assurance that the Company's means of protecting its proprietary rights will be adequate. The Company does not believe that any of its intellectual property infringes on the proprietary rights of third parties. However, there can be no assurance that third parties will not claim infringement by the Company. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause project delays or require the Company to enter into royalty or licensing agreements which may not be available on terms acceptable to the Company, all of which could have a materially adverse effect on the business, results of operations and financial condition of the Company. A third party has asserted that the Company's XLConnect trademark is confusingly similar to the third party's trademark and that the Company should cease using the trademark. Although the Company believes that no such confusion exists and intends to continue to use the XLConnect trademark, there can be no assurance as to the outcome if the Company's use of the trademark is formally challenged.

     Dependence on Third Party Suppliers and Vendors. The Company's business depends upon the adequate and timely supply to its clients of computer and telecommunications products and services from third parties at competitive prices and on reasonable terms. To date, the Company has elected to procure substantially all of the products it uses on client projects from IE, given its historic relationship with IE. The Company has not entered into any long-term supply contracts with IE or other distributors. As a result, there can be no assurance that products will be available as required by the Company. At times, typically due to product shortages of the specific manufacturer, the Company is unable to obtain products for its clients on a timely basis. Any material disruption in the supply of products and services from third party vendors could have a materially adverse effect on the Company's results of operations. See 'Business -- IE and Other Suppliers.'

     Government Regulation of Telecommunications Services. A portion of the telecommunications services offered by the Company is subject to regulation at both the Federal and state levels. As a result of the passage of the Telecommunications Act of 1996, it is possible that certain services not currently subject to regulation could become subject to regulation, which could subject the Company to delays, additional compliance costs and mandatory contributions to Federal and state universal service funds. Such costs and delays could affect the Company's margins for telecommunications services and its ability to respond quickly to client requirements. If the provision of regulated telecommunications services results in substantial regulatory costs, the Company may elect to cease providing one or more of such services in some or all states. See 'Business -- Government Regulation.'

     Absence of Public Market and Possible Volatility of Stock Price. There has been no public market for the Common Stock prior to this offering, and there can be no assurance that an active trading market in the Common Stock will develop or, if one develops, that it will be sustained. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters, and may not reflect the price at which the Common Stock will trade after this offering. In addition, there can be no assurance as to the effect, if any, that the possibility of the Distribution, the occurrence of the Distribution or the non-occurrence of the Distribution will have on the market price of the Common Stock. The Company believes factors such as actual or anticipated quarterly fluctuations in financial results, changes in earnings estimates by securities analysts and announcements of material events by the Company, its major clients or its competitors, as well as general industry or economic conditions, may cause the market price of the Common Stock to fluctuate, perhaps substantially. See 'Underwriting.'

     Shares Eligible for Future Sale. The Distribution or future sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that the Distribution or such sales may or may not occur, could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 16,225,000 shares of Common Stock outstanding. Of these shares, the 2,900,000 shares sold in this offering will be freely tradeable by persons other than 'affiliates' of the Company without restriction or further registration under the Securities Act. The remaining 13,325,000 shares of Common Stock will be held by IE. Although such shares may not be sold by IE absent registration under the Securities Act or an exemption from such registration, IE has advised the Company that it contemplates that the Distribution, if it occurs, could be effected without registration under the Securities Act and that the shares distributed pursuant thereto would thereafter be freely tradeable by persons other than 'affiliates' of the Company. In addition, following this offering, IE will have the contractual right to require the Company to register under the Securities Act all shares of Common Stock owned by IE. The Company and IE have agreed not to offer, sell or otherwise dispose publicly of any shares of Common Stock (other than any shares sold to IE pursuant to the Stock Registration and Option Agreement or any shares issued pursuant to acquisitions of businesses) for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. See 'Relationship Between the Company and IE,' 'Principal Shareholder,' 'Shares Eligible for Future Sale' and 'Underwriting.'

     Anti-takeover Effect of Certain Provisions of the Company's Articles of Incorporation and Pennsylvania Law. The Company's Articles of Incorporation authorize the issuance of up to 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The Board of Directors will have the power to determine the price and terms under which any such Preferred Stock may be issued and to fix the terms thereof. The ability of the Board of Directors to issue one or more series of Preferred Stock without shareholder approval, as well as certain applicable statutory provisions under the Pennsylvania Business Corporation Law, could deter or delay unsolicited changes in control of the Company by discouraging open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock, which may be disadvantageous to the Company's shareholders who may otherwise desire to participate in such transaction and receive a premium for their shares. See 'Description of Capital Stock.'

     Dilution.  Purchasers of shares of Common Stock in this offering will
experience immediate and substantial dilution of $            in the net
tangible book value per share of Common Stock (assuming an initial public
offering price of $            ). See 'Dilution.'

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,900,000 shares of
Common Stock offered hereby are estimated to be $           ($            if the
Underwriters' over-allotment option is exercised in full) assuming an initial
public offering price of $            per share, after deducting estimated
underwriting discounts and commissions and offering expenses. All of the net proceeds will be used to repay indebtedness to IE, which bore interest on a weighted average basis of 10.1% per annum as of June 30, 1996 and had no stated maturity or repayment terms. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

                                DIVIDEND POLICY

     The Company has never paid cash dividends on the Common Stock, and it is the Company's current intention to retain any earnings for use in the operation and expansion of its business. Accordingly, the Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1996, (i) the actual capitalization of the Company and (ii) such capitalization as adjusted to give effect to the sale of 2,900,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $__ per share and application of the estimated net proceeds therefrom as described in 'Use of Proceeds.' The information set forth below should be read in conjunction with the Combined Financial Statements and notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained elsewhere in this
Prospectus:

                                                                                                JUNE 30, 1996
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                                (IN THOUSANDS)
Long-term debt, less current portion.....................................................  $   42,576   $
                                                                                           ----------  -----------
Shareholder's equity:
     Preferred Stock, $.01 par value, 10,000,000 shares authorized, none issued and
      outstanding........................................................................      --          --
     Common Stock, $.01 par value, 100,000,000 shares authorized, 13,325,000 shares
      outstanding, actual and 16,225,000 shares outstanding, as adjusted (1).............         133         162
  Additional paid-in capital.............................................................       4,997
  Retained earnings......................................................................       1,014       1,014
                                                                                           ----------  -----------
       Total shareholder's equity........................................................       6,144
                                                                                           ----------  -----------
          Total capitalization...........................................................  $   48,720   $
                                                                                           ----------  -----------
                                                                                           ----------  -----------

- ------------------
(1) Does not include 3,000,000 shares reserved for issuance under the Company's 1996 Long-Term Incentive Plan. See 'Management -- Employment Arrangements' and '-- 1996 Long-Term Incentive Plan' and Note 12 of Notes to Combined Financial Statements.

                                    DILUTION

     The deficit in pro forma net tangible book value of the Company as of June 30, 1996 was $21.6 million, or $1.62 per share of Common Stock. The deficit in pro forma net tangible book value per share of Common Stock represents the excess of total liabilities over total tangible assets, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of the 2,900,000 shares of Common Stock offered hereby by the Company (after deducting estimated underwriting discounts and commissions and offering
expenses) at an assumed initial public offering price of $            , per
share, the net tangible book value of the Company as of June 30, 1996 would have
been $            , or $            per share, representing an immediate
increase in pro forma net tangible book value of $            per share to
existing shareholders and an immediate dilution of $            per share to new
investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share...............................              $

  Deficit in pro forma net tangible book value per share at June 30, 1996.....      $(1.62)

  Increase per share attributable to new investors............................
                                                                                ----------

Pro forma net tangible book value per share after this offering...............
                                                                                            ----------

Dilution per share to new investors...........................................              $
                                                                                            ----------
                                                                                            ----------

     The following table sets forth, as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by IE and by the new investors in this offering:

                                                     SHARES PURCHASED          TOTAL CONSIDERATION
                                                --------------------------  -------------------------
                                                                                                       AVERAGE PRICE
                                                   NUMBER        PERCENT       AMOUNT       PERCENT      PER SHARE
                                                -------------  -----------  ------------  -----------  -------------

Existing shareholder..........................     13,325,000        82.1%  $  5,130,000            %    $    0.39

New investors.................................      2,900,000        17.9
                                                -------------  -----------  ------------  -----------

  Total.......................................     16,225,000         100%  $                       %
                                                -------------  -----------  ------------  -----------
                                                -------------  -----------  ------------  -----------

     The foregoing tables also assume no exercise of options to purchase
1,062,500 shares of Common Stock at a per share exercise price of $            ,
which options are anticipated to be granted prior to this offering. To the extent these options are exercised, there will be further dilution to the purchasers of shares in this offering. If all such options were included above, the pro forma net tangible book value per share at June 30, 1996, after giving
effect to this offering, would have been $            , and the dilution per
share to the purchasers of shares in this offering would have been
$            . See 'Management -- 1996 Long-Term Incentive Plan' and Note 12 of
Notes to the Combined Financial Statements. In addition, the above calculations assume no exercise of the Underwriters' over-allotment option. See 'Underwriting.'

                        SELECTED COMBINED FINANCIAL DATA

     The selected combined financial data presented below as of December 31, 1993, 1994 and 1995 and for the years then ended have been derived from the Combined Financial Statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected combined financial data as of December 31, 1991 and 1992 and for the years then ended, and as of June 30, 1995 and 1996 and for the six months then ended, are derived from the unaudited Combined Financial Statements of the Company, which, in management's opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year. In addition, all of the historical financial information set forth below may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate stand-alone entity during the periods covered. The information set forth below should be read in conjunction with the Combined Financial Statements and the Notes thereto, and 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' included elsewhere in this Prospectus.

                                                                                                         SIX MONTHS
                                                            YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                             -----------------------------------------------------  --------------------
                                               1991       1992       1993       1994       1995       1995       1996
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues.................................  $   8,526  $  21,909  $  49,653  $  50,965  $  79,862  $  36,609  $  52,001
  Cost of revenues.........................      6,333     17,262     33,816     37,159     56,327     25,910     36,374
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.............................      2,193      4,647     15,837     13,806     23,535     10,699     15,627

  Operating expenses:
    Selling and marketing..................        999      2,511      3,815      3,755      3,975      2,027      3,508
    General and administrative.............        945      2,259      5,294      6,543      9,178      3,981      5,213
    Depreciation and amortization..........        123        396        816      1,060      3,123      1,111      2,491
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses.............      2,067      5,166      9,925     11,358     16,276      7,119     11,212
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations............        126       (519)     5,912      2,448      7,259      3,580      4,415
  Other expense, net.......................         61        247        941      1,763      2,578        802      2,212
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes........         65       (766)     4,971        685      4,681      2,778      2,203
  Provision for income taxes (benefit).....         26       (306)     2,092        435      2,259      1,302      1,189
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)........................  $      39  $    (460) $   2,879  $     250  $   2,422  $   1,476  $   1,014
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Pro forma net income per common
    share(1)...............................                                              $    0.18             $    0.08
                                                                                         ---------             ---------
                                                                                         ---------             ---------
  Shares used in computing pro forma net
    income per common share(1).............                                                 13,325                13,325
                                                                                         ---------             ---------
                                                                                         ---------             ---------

BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital..........................  $  (2,182) $   1,744  $   8,424  $   3,346  $  11,102  $   6,393  $  16,458
  Total assets.............................      4,329     12,444     40,034     31,918     54,473     29,765     59,112
  Long-term debt, less current portion.....         89      7,369     27,887     13,282     39,556     13,882     42,576
  Shareholder's equity (deficit)...........         39       (421)     2,458      2,708      5,130      4,184      6,144

- ------------------
(1) Computed on the basis described in Note 2 of Notes to Combined Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is currently an indirect, wholly-owned subsidiary of IE. Prior to June 1996, IE conducted the Company's businesses through various divisions and subsidiaries. As of May 31, 1996, IE effected the Formation Transactions by contributing to the Company the assets and liabilities related to the Company's businesses and entering into certain agreements with the Company governing various interim and ongoing relationships between the two companies. After the completion of this offering, IE will own 82.1% of the outstanding shares of Common Stock of the Company (80.0% if the Underwriters' over-allotment option is exercised in full). See 'Relationship Between the Company and IE.'

     The Company's Combined Financial Statements consist of the results of operations and financial condition of the professional services organization of TFN both prior to and after its acquisition by IE in August 1995, as well as the incremental goodwill and indebtedness associated with that acquisition. The Company's Combined Financial Statements also include IntelliCom's business beginning on January 1, 1996.

     The Company's revenues grew at a compound annual growth rate of 75% from 1991 through 1995 and grew by 42% from June 30, 1995 to June 30, 1996, principally due to increased penetration in the Company's existing geographic markets, growth in the sale of new services, increased demand for the Company's services and acquisitions made by TFN through 1993. XLConnect's revenues are generated from the provision of professional services, which include internetworking, applications development, managed services and telecommunications. The Company began offering telecommunications services as of January 1, 1996.

     The Company's internetworking and applications development services generally are provided under contracts ranging from one week to one year. Revenues from internetworking and applications development services are billed to clients principally on a time and materials basis and are recognized as costs are incurred and services are provided. The Company, to a lesser extent, also provides these services at a fixed price and recognizes revenues from such services on a percentage-of-completion basis. Training provided to clients in conjunction with the Company's services is billed on a per person or per project basis, with revenue recognized when training is provided.

     The Company's managed services are typically provided under contracts ranging from one to three years. Revenues derived from the Company's managed services are recognized ratably over the term of the particular contract. Pricing for managed services is generally based on unit or usage-based formulas. In addition, the Company offers clients an alternative payment program, marketed as 'Power by the Hour' ('PBTH'), which was introduced in late 1993. Under the PBTH program, for a fixed monthly fee, the Company bundles its value-added services with PCs, workstations, and other equipment and technologies. The Company facilitates the PBTH program by entering into a master lease agreement with a third party, which is supported by the client's contractual obligations to the Company. As a result, the PBTH program allows clients to account for the assets and services supplied under PBTH as operating expenses rather than as capital expenditures.

     The Company's telecommunications services are provided under contracts ranging from one to three years. Under these contracts, the Company sells value-enhanced data, video and voice transmission services, including Internet access. These services are billed monthly and revenues are recognized on the basis of client usage or pursuant to a fixed rate.

     All of the Company's services are billed on a monthly basis, with managed services often being billed in advance. The Company's contracts generally do not obligate the client to purchase a minimum level of services and are terminable by the client on relatively short notice, typically 30 days. In providing its services, the Company does not purchase, take title to or resell the hardware or software products used in implementing its solutions, but rather facilitates the purchase of such products for the client.

     Cost of revenues consists primarily of salaries and compensation-related expenses for billable technical professionals (including training, which is partially subsidized by vendors, and subcontracted labor) and operating lease costs payable to a third party relating to equipment necessary for the Company's PBTH program. Additionally, cost of revenues for the Company's telecommunications services includes transmission services purchased by the Company from third parties. Costs associated with providing the Company's services are recorded when incurred.

     Selling and marketing expenses consist primarily of salaries, commissions and bonuses paid to the Company's sales force, as well as fees paid to IE for sales generated through leads provided by IE's sales force. Sales commissions are recorded as revenues are recognized. Selling and marketing expenses also include associated costs for the sales and marketing departments as well as direct advertising costs. General and administrative expenses consist primarily of compensation and related costs for nonbillable management and administrative support personnel including practice development, finance, MIS and legal, as well as fixed operating costs, principally rent and utilities.

     The Company depreciates computer and office equipment used in the operation of its business over three to seven years. The Company amortizes its intangible assets, primarily goodwill, on a straight-line basis over 20 years. Other expense, net consists primarily of interest expense associated with the aggregate intercompany borrowings outstanding from IE for each period presented.

     Conduct of Business of XLConnect. Prior to the Formation Transactions, XLConnect established a number of systems and procedures to enable it to operate as a stand-alone company. The Company invoices separately from IE substantially all of its clients and performs its own collection functions. The Company will perform its own cash management functions after this offering. All of the Company's employees are tracked by payroll codes distinct from those of IE. See 'Relationship Between the Company and IE -- Contractual Arrangements.'

     Formation Transactions Allocations. The historical Combined Financial Statements of the Company reflect the results of operations, financial position and cash flows of the businesses transferred to the Company from IE in the Formation Transactions. Telecommunications services, which were first offered by the Company on January 1, 1996, are only included in the combined financial statements for the six month period ended June 30, 1996. The Combined Financial Statements are presented as if the Company had existed as a corporation separate from IE during the periods presented and include the historical assets, liabilities, sales and expenses directly related to the Company's operations that were either specifically identifiable or allocable using methodologies which took into consideration personnel, business volume or other appropriate factors. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

     For the periods presented, primarily those prior to January 1, 1996, certain general and administrative expenses reflected in the Combined Financial Statements consist of allocations of various corporate expenses from IE using the methodologies referenced above. These allocations generally include administrative expenses related to management personnel, MIS and other miscellaneous services such as accounting, tax, human resources, insurance and legal. In addition, selling and marketing expenses for such periods reflect allocations of IE's total selling and marketing expenses and the assumed fees paid to IE for sales referrals during the corresponding periods. Although the Company believes the allocations and the charges for such services to be reasonable, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had been an independent entity and had otherwise contracted for or managed these functions. Subsequent to the Formation Transactions, except as set forth in 'Relationship Between the Company and IE,' the Company will manage the various required administrative functions using its own resources or contract with third parties to perform these services and, in addition, will be responsible for the costs and expenses associated with the management of a public corporation. The Company's goodwill represents an allocation from IE of the Company's share of intangible assets resulting from historical acquisitions by TFN and IE's acquisition of TFN. The goodwill allocation took into consideration various factors, which included operating cash flows, revenue streams and employee and client bases.

     The provision for income taxes was calculated as if the Company were a stand-alone corporation filing separate Federal and state income tax returns for all periods presented. The Company's intercompany borrowings from IE represent the net cash required by the Company to fund its operations and an allocation of the debt incurred in acquisitions by TFN and IE since the Company's inception in 1990.

     As a result of the foregoing, the financial information included herein may not necessarily reflect what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented or be indicative of the results of operations, financial position and cash flows of the Company in the future. The financial information included herein does not reflect the changes that may occur in the funding and operations of the Company as a result of and subsequent to the Formation Transactions and this offering. However, management believes the assumptions underlying the Company's financial statements and all allocations related thereto are reasonable.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of revenues represented by expense items in the Company's Combined Statements of
Operations:

                                                                                      PERCENTAGE OF REVENUES
                                                                       -----------------------------------------------------
                                                                                                             SIX MONTHS
                                                                                 YEAR ENDED                    ENDED
                                                                                DECEMBER 31,                  JUNE 30,
                                                                       -------------------------------  --------------------
                                                                         1993       1994       1995       1995       1996
                                                                       ---------  ---------  ---------  ---------  ---------
Revenues.............................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues.....................................................       68.1       72.9       70.5       70.8       69.9
                                                                       ---------  ---------  ---------  ---------  ---------
Gross profit.........................................................       31.9       27.1       29.5       29.2       30.1

Operating expenses:
  Selling and marketing..............................................        7.7        7.4        5.0        5.5        6.7
  General and administrative.........................................       10.7       12.8       11.5       10.9       10.0
  Depreciation and amortization......................................        1.6        2.1        3.9        3.0        4.8
                                                                       ---------  ---------  ---------  ---------  ---------
    Total operating expenses.........................................       20.0       22.3       20.4       19.4       21.5
                                                                       ---------  ---------  ---------  ---------  ---------
Income from operations...............................................       11.9        4.8        9.1        9.8        8.6
Other expense, net...................................................        1.9        3.4        3.3        2.2        4.3
                                                                       ---------  ---------  ---------  ---------  ---------
Income before income taxes...........................................       10.0        1.4        5.8        7.6        4.3
Provision for income taxes...........................................        4.2        0.9        2.8        3.6        2.4
                                                                       ---------  ---------  ---------  ---------  ---------
Net income...........................................................        5.8%       0.5%       3.0%       4.0%       1.9%
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

     The following table sets forth the components of revenues of the Company for the periods presented:

                                                                                                     SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                               ENDED JUNE 30,
                         ----------------------------------------------------------------  -------------------------------
                                 1993                  1994                  1995                  1995            1996
                         --------------------  --------------------  --------------------  --------------------  ---------
                                      % OF                  % OF                  % OF                  % OF
                          AMOUNT     REVENUE    AMOUNT     REVENUE    AMOUNT     REVENUE    AMOUNT     REVENUE    AMOUNT
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS)
Revenues:
  Internetworking......  $  17,301       34.8% $  22,619       44.4% $  25,106       31.4% $  12,671       34.6% $  13,675
  Applications
    development........      2,935        5.9      8,434       16.5     12,518       15.7      5,757       15.7      8,093
  Managed services.....     29,417       59.3     19,912       39.1     42,238       52.9     18,181       49.7     27,396
  Telecommunications...         --         --         --         --         --         --         --         --      2,837
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues.....  $  49,653      100.0% $  50,965      100.0% $  79,862      100.0% $  36,609      100.0% $  52,001
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                           % OF
                          REVENUE
                         ---------

Revenues:
  Internetworking......       26.3%
  Applications
    development........       15.6
  Managed services.....       52.6
  Telecommunications...        5.5
                         ---------
    Total revenues.....      100.0%
                         ---------
                         ---------


Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

     Revenues. The Company's revenues increased 42.0% for the six months ended June 30, 1996 to $52.0 million from $36.6 million for the comparable period in 1995. The increase in revenues resulted principally from growth in managed services, particularly LAN and desktop administration and support and the PBTH program. The Company also introduced its telecommunications services on January 1, 1996, which accounted for $2.8 million, or 5.5% of revenues.

     Cost of Revenues. Cost of revenues increased 40.4% for the six months ended June 30, 1996 to $36.4 million from $25.9 million for the comparable period in 1995, primarily as a result of an increased number of technical personnel, in part from the expansions of the Company's San Mateo branch office and the Company's help desk operations. The increase also reflects $2.5 million of costs associated with revenue from telecommunications services. Cost of revenues as a percentage of revenues decreased to 69.9% for the six months ended June 30, 1996 from 70.8% for the comparable period in 1995 as a result of the increased utilization of the Company's engineers and technicians, particularly technical professionals providing the Company's managed services and applications development services. The benefit from improved utilization of technical personnel was partially offset by the introduction of lower margin telecommunications services and growth in certain managed service areas, which provide recurring or repeat revenues at lower margins, primarily the PBTH program and hardware repair.

     Selling and Marketing. Selling and marketing expenses increased 73.1% for the six months ended June 30, 1996 to $3.5 million from $2.0 million for the comparable period in 1995 and increased as a percentage of revenues to 6.7% for the first six months of 1996 from 5.5% for the comparable period in 1995. The increase was a result of the Company's adding sales personnel as it continued to emphasize its direct sales channel.

     General and Administrative. General and administrative expenses increased 30.9% for the six months ended June 30, 1996 to $5.2 million from $4.0 million for the comparable period in 1995. As a percentage of revenues, general and administrative expenses decreased to 10.0% for the first six months of 1996 from 10.9% for the first six months of 1995. The dollar increase was due to the incremental costs associated with the introduction of telecommunications services, increased overhead costs required to support the Company's growth and to enable it to operate as a separate company, including an expanded management team, and expanded facility costs to support overall personnel growth. The decrease as a percentage of revenues was attributable to the Company's improved return on fixed costs combined with effective management of variable costs.

     Depreciation and Amortization. Depreciation and amortization increased 124.2% for the six months ended 1996 to $2.5 million from $1.1 million for the comparable period in 1995. As a percentage of revenues, depreciation and amortization increased to 4.8% for the first six months of 1996 from 3.0% for the first six months of 1995. The increase was primarily due to amortization of the incremental goodwill associated with IE's acquisition of TFN in August 1995, combined with depreciation of new computer equipment acquired to support the increased number of technical services personnel and new training rooms to support the Company's applications development service programs.

     Income from Operations. Income from operations increased 23.3% for the six months ended June 30, 1996 to $4.4 million from $3.6 million for the comparable period in 1995 and decreased as a percentage of revenues to 8.6% in 1996 from 9.8% in 1995, for the reasons stated above.

     Other Expense, Net. Other expense, net increased 175.8% for the six months ended June 30, 1996 to $2.2 million from $802,000 for the comparable period in 1995, primarily as a result of an increase in interest expense. Interest expense for the six months ended June 30, 1996 was $2.0 million, compared to $804,000 for the six months ended June 30, 1995, as a result of increased intercompany borrowings attributable to IE's acquisition of TFN in August 1995 and incremental debt required to support the Company's higher working capital needs.

     Provision for Income Taxes. Provision for income taxes decreased 8.7% for the six months ended June 30, 1996 to $1.2 million from $1.3 million for the comparable period in 1995, primarily as a result of lower income before income taxes. The effective income tax rate increased to 54.0% for the first six months of 1996 from 46.9% for the comparable period in 1995, primarily due to the increase in nondeductible goodwill amortization associated with the acquisition of TFN by IE in August 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Revenues increased 56.7% for 1995 to $79.9 million from $51.0 million for 1994. The increase resulted principally from increased sales of existing service offerings, particularly managed services such as the PBTH program, and the LAN and desktop support and administration component of the Company's managed services. The increase also was attributable to the reinstitution on a selective basis of the Company's hardware repair services business, effective January 1, 1995, which had been sold in December 1993. During 1995, hardware repair services conducted by managed services' technicians accounted for $6.9 million, or 8.7% of revenues.

     Cost of Revenues. Cost of revenues increased 51.6% for 1995 to $56.3 million from $37.2 million for 1994 as a result of the Company's growth in revenues. Cost of revenues as a percentage of revenues decreased to 70.5% in 1995 from 72.9% in 1994. The decrease as a percentage of revenues was primarily attributable to the increased utilization of the Company's engineers and technical professionals and a more favorable mix within the Company's LAN and desktop support and administration services and internetworking services, partially offset by an increase in lower margin services such as the PBTH program and hardware repair services.

     Selling and Marketing. Selling and marketing expenses increased 5.9% for 1995 to $4.0 million from $3.8 million for 1994, but decreased as a percentage of revenues to 5.0% for 1995 from 7.4% for 1994. The dollar increase was primarily due to increases in sales commissions resulting from higher revenues. The decrease as a percentage of revenues was due to a reduced sales staff following the acquisition of TFN by IE in August 1995 and higher recurring revenues from services such as the PBTH program and network management, which have a lower associated selling expense.

     General and Administrative. General and administrative expenses increased 40.3% for 1995 to $9.2 million from $6.5 million for 1994, but decreased as a percentage of revenues to 11.5% for 1995 from 12.8% for 1994. The dollar increase was primarily the result of increased staffing and related personnel costs necessary to manage the Company's revenue growth and incremental costs associated with IE's acquisition of TFN, while the decrease as a percentage of revenues was attributable to the relatively fixed nature of certain general and administrative expenses and effective cost controls.

     Depreciation and Amortization. Depreciation and amortization increased 194.6% for 1995 to $3.1 million for 1995 from $1.1 million for 1994, and increased as a percentage of revenues to 3.9% for 1995 from 2.1% for 1994. These increases were primarily due to the incremental depreciation attributable to upgraded operating and information systems and expanded facilities necessary to support the growing number of technical services and administrative professionals. The increase also resulted from amortization of the goodwill resulting from IE's August 1995 acquisition of TFN.

     Income from Operations. Income from operations increased 196.5% for 1995 to $7.3 million from $2.4 million for 1994 and increased as a percentage of revenues from 4.8% in 1994 to 9.1% in 1995 for the reasons stated above.

     Other Expense, Net. Other expense, net increased 46.2% for 1995 to $2.6 million from $1.8 million for 1994 because of higher interest expense resulting from IE's acquisition of TFN in August 1995 and increased working capital requirements in 1995.

     Provision for Income Taxes. Provision for income taxes increased 419.3% for 1995 to $2.3 million from $435,000 for 1994 as a result of substantially higher income before income taxes in 1995. The effective tax rate decreased to 48.3% for 1995 from 63.5% for 1994, primarily due to the higher income before income taxes, which offset the increase in nondeductible goodwill amortization associated with IE's acquisition of TFN in August 1995.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Revenues. Revenues increased 2.6% for 1994 to $51.0 million from $49.7 million for 1993. Revenues in 1993 included $22.6 million from the Company's hardware repair services business, which was sold in December 1993. Excluding the Company's hardware repair services, the Company's revenues would have increased 82.9% to $49.6 million in 1994 from $27.1 million in 1993. The increase in 1994 was a result of strong growth in the Company's managed services and applications development services and more modest growth in the Company's internetworking services. Growth in managed services (excluding the hardware repair services) resulted primarily from increased services provided under the Company's Power by the Hour program.

     Cost of Revenues. Cost of revenues increased 9.9% for 1994 to $37.2 million from $33.8 million for 1993 as a result of an increase in staffing to support the Company's anticipated growth in revenues. Cost of revenues as a percentage of revenues increased to 72.9% for 1994 from 68.1% for 1993. The increase as a percentage of revenues was primarily attributable to the decreased utilization of certain technical professionals following the sale of the Company's hardware repair business pending the redeployment of these technicians into the Company's other service areas.

     Selling and Marketing. Selling and marketing expenses remained virtually unchanged at $3.8 million for 1994 and 1993, consistent with the Company's modest revenue growth. As a percentage of revenues, selling and marketing expenses decreased to 7.4% for 1994 from 7.7% for 1993 reflecting improvement in the productivity of the Company's sales force.

     General and Administrative. General and administrative expenses increased 23.6% for 1994 to $6.5 million for 1994 from $5.3 million for 1993. As a percentage of revenues, general and administrative expenses increased to 12.8% for 1994 from 10.7% for 1993. The increase was primarily due to incremental costs associated with various acquisitions consummated in 1993 and an increase in overhead costs, primarily salaries, compensation-related costs and facility costs, to support anticipated growth in the Company's core businesses.

     Depreciation and Amortization. Depreciation and amortization increased 29.9% for 1994 to $1.1 million from $816,000 for 1993 and, as a percentage of revenues, increased to 2.1% for 1994 from 1.6% for 1993. This increase was directly attributable to capital expenditures and increased goodwill from acquisitions completed by TFN in 1993.

     Income from Operations. Income from operations decreased 58.6% for 1994 to $2.4 million from $5.9 million for 1993 and decreased as a percentage of revenues to 4.8% for 1994 from 11.9% for 1993 for the reasons stated above.

     Other Expense, Net. Other expense, net increased 87.4% for 1994 to $1.8 million from $941,000 for 1993. Interest expense increased to $1.8 million for 1994 from $1.2 million for 1993 as a result of higher average intercompany debt during 1994 to finance acquisitions made in 1993 and greater working capital requirements in 1994.

     Provision for Income Taxes. Provision for income taxes decreased 79.2% for 1994 to $435,000 from $2.1 million for 1993, while the effective tax rate increased to 63.5% in 1994 from 42.1% in 1993, primarily due to lower income before income taxes, combined with an increase in nondeductible goodwill amortization associated with acquisitions by TFN during 1993.

QUARTERLY RESULTS AND SEASONALITY

     The Company's quarterly operating results may vary depending upon such factors as changes in the levels of revenues derived from internetworking, applications development, managed services and telecommunications services, the size and timing of significant projects, changes in the mix of employee and subcontractor technicians on large projects, the timing of new service offerings by the Company or its competitors, new branch office openings by the Company, changes in pricing policies by the Company or its competitors, market acceptance of new and enhanced services offered by the Company or its competitors, changes in operating expenses, the availability of qualified technical personnel, disruptions in sources of supply of computer, telecommunications and related products and services, the effect of acquisitions and industry and general economic factors. In addition, the Company believes that its business is subject to some seasonality, the effects of which currently are partially obscured by the Company's revenue growth during the past eight quarters. Nonetheless, the Company believes that weaker sales may be experienced during the fourth and first quarters due to fewer business days and by some clients' decisions at year end to postpone large internetworking and applications development projects until the following year when capital budgets are renewed.

     The following table presents unaudited quarterly operating results for the Company for the last eight quarters, as well as the percentage of the Company's revenues represented by each expense item. This information has been prepared by the Company on a basis consistent with the Company's audited Combined Financial Statements and includes all adjustments (consisting solely of normal recurring adjustments) that the Company considers necessary for a fair presentation in accordance with generally accepted accounting principles. Such quarterly results are not necessarily indicative of future results of operations:

                                                                        QUARTER ENDED
                                  ------------------------------------------------------------------------------------------
                                   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                     1994        1994       1995       1995        1995        1995       1996       1996
                                  -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Revenues........................   $  13,032   $  15,804  $  17,665  $  18,944   $  21,019   $  22,234  $  23,718  $  28,283
Cost of revenues................       9,332      11,969     12,666     13,244      15,093      15,324     17,004     19,370
                                  -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Gross profit....................       3,700       3,835      4,999      5,700       5,926       6,910      6,714      8,913
Operating expenses:
  Selling and marketing.........       1,013         990        976      1,051         888       1,060      1,539      1,969
  General and administrative....       1,735       1,837      1,845      2,136       2,657       2,540      2,444      2,769
  Depreciation and
    amortization................         291         353        486        625         895       1,117      1,302      1,189
                                  -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
    Total operating expenses....       3,039       3,180      3,307      3,812       4,440       4,717      5,285      5,927
                                  -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Income from operations..........         661         655      1,692      1,888       1,486       2,193      1,429      2,986
Other expense, net..............         337         351        397        405         725       1,051      1,079      1,133
                                  -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Income before income taxes......         324         304      1,295      1,483         761       1,142        350      1,853
Provision for income taxes......         204         193        561        741         384         573        291        898
                                  -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Net income......................   $     120   $     111  $     734  $     742   $     377   $     569  $      59  $     955
                                  -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                  -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------

                                                                         QUARTER ENDED
                                   -----------------------------------------------------------------------------------------
                                    SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,
                                      1994         1994         1995         1995         1995         1995         1996
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues.........................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of revenues.................        71.6         75.7         71.7         69.9         71.8         68.9         71.7
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit.....................        28.4         24.3         28.3         30.1         28.2         31.1         28.3
Operating expenses:
  Selling and marketing..........         7.8          6.3          5.5          5.5          4.2          4.8          6.5
  General and administrative.....        13.3         11.7         10.4         11.3         12.6         11.4         10.3
  Depreciation and
    amortization.................         2.2          2.2          2.8          3.3          4.3          5.0          5.5
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.....        23.3         20.2         18.7         20.1         21.1         21.2         22.3
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations...........         5.1          4.1          9.6         10.0          7.1          9.9          6.0
Other expense, net...............         2.6          2.2          2.2          2.2          3.5          4.7          4.6
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before income taxes.......         2.5          1.9          7.4          7.8          3.6          5.2          1.4
Provision for income taxes.......         1.6          1.2          3.2          3.9          1.8          2.6          1.2
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income.......................         0.9%         0.7%         4.2%         3.9%         1.8%         2.6%         0.2%
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                     JUNE 30,
                                       1996
                                   -----------
Revenues.........................       100.0%
Cost of revenues.................        68.5
                                   -----------
Gross profit.....................        31.5
Operating expenses:
  Selling and marketing..........         7.0
  General and administrative.....         9.8
  Depreciation and
    amortization.................         4.2
                                   -----------
    Total operating expenses.....        21.0
                                   -----------
Income from operations...........        10.5
Other expense, net...............         3.9
                                   -----------
Income before income taxes.......         6.6
Provision for income taxes.......         3.2
                                   -----------
Net income.......................         3.4%
                                   -----------
                                   -----------

EFFECTS OF INFLATION

     The Company believes it has not been adversely affected by inflation during the past three years.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to the completion of this offering, the Company participated in IE's central cash management system, pursuant to which all cash generated from the Company's operations was transferred to IE on a daily basis, and all cash required to operate the Company's business was transferred back to the Company from IE. Following the completion of this offering, IE will no longer provide cash management services to the Company. However, pursuant to the Services Agreement, IE and XLConnect may make advances to each other bearing interest at market rates. See 'Relationship between the Company and IE -- Contractual Arrangements.'

     The Company is currently a party to, but has not yet borrowed directly under, the IBMCC Credit Facility. The Credit Facility allows for total borrowings of up to $225 million, subject to meeting a collateral-based formula, of which $111.8 million was outstanding as of June 30, 1996. The Credit Facility is secured by all of the assets of IE and its subsidiaries, including the Company. Of the Credit Facility, $75 million is classified as a term loan with a maturity date of October 5, 1998 and bears interest at prime plus 2.5% (10.75% on June 30, 1996), and the remaining portion of the Credit Facility can be used by IE for inventory financing and working capital purposes and bears interest at prime plus 1.5% (9.75% on June 30, 1996).

     The Company has obtained a Commitment Letter dated June 21, 1996, from IBMCC setting forth the terms of a proposed amendment to the Credit Facility to be effective on the date of this Prospectus, whereby the Company would be able to borrow directly from IBMCC up to $20 million of the total of $225 million (the '$20 million Sub-facility'), subject to a collateral-based formula. In addition, the Company's joint and several liability to IBMCC would be limited to $20 million, irrespective of whether any borrowings were outstanding under the $20 million Sub-facility. To the extent that the net proceeds from this offering are insufficient to repay all of the intercompany borrowings from IE, the Company anticipates that, subject to availability under the $20 million Sub-facility, it will borrow funds under such facility in an amount sufficient to satisfy the remaining outstanding intercompany borrowings. All cash generated by the Company will be deposited in accounts segregated from the accounts used by IE. IE will retain the ability to borrow up to the total amount of the credit facility, including amounts not then outstanding to the Company under the $20 million Sub-facility, provided IE satisfies its collateral-based formula exclusive of XLConnect's assets.

     The Company intends to seek its own credit facility prior to the termination of the Services Agreement, although there can be no assurance that the Company will be able to do so on terms acceptable to the Company, or that the Company will be permitted to be removed as a party to the IBMCC Credit Facility. After termination of the Services Agreement, the Company's principal sources of liquidity will consist of cash on hand, cash from operations and borrowings under such credit facilities as may be available to the Company from time to time.

     The Company's operating activities used cash of $10.8 million in 1993, provided cash of $15.1 million in 1994 and $1.1 million in 1995 and used cash of $1.9 million for the six months ended June 30, 1996. The use of cash resulting from the Company's operating activities in 1993 was due to increased working capital requirements and the Company's recording a note receivable for a portion of the sale price for the hardware repair services business (the 'Note Receivable'). The Company generated cash from operating activities in 1994 as a result of improved working capital management and the collection of a substantial portion of the amount due under the Note Receivable. Cash provided by the Company's operating activities in 1995 was due to a higher level of net income in the period as compared to 1994 and collection of the balance due under the Note Receivable, partially offset by increased working capital requirements. The Company used cash from operating activities in the six months ended June 30, 1996, as a result of increased working capital requirements.

     The Company's investing activities used cash of $8.5 million in 1993, $3.0 million in 1994, $2.1 million in 1995 and $700,000 for the six months ended June 30, 1996. Cash used in the Company's investing activities for 1993 related to the Company's share of excess purchase price paid by TFN for certain acquisitions and capital expenditures. The use of cash in the Company's investing activities for 1994, 1995 and the six months ended June 30, 1996 related to capital expenditures necessary to upgrade the Company's operating and information systems and to expand existing facilities to support the growing number of technical service and administrative personnel.

     The Company's financing activities provided cash of $19.3 million in 1993, used cash of $12.1 million in 1994 and provided cash of $1.0 million in 1995 and $2.6 million for the six months ended June 30, 1996. Cash provided by the Company's financing activities in 1993 was principally the result of intercompany borrowings from IE. The use of cash was due to the repayment of intercompany borrowings from IE and other long term debt. Cash provided by the Company's financing activities in 1995 and the six months ended June 30, 1996 was due to intercompany borrowings from IE in both periods which were partially offset by the repayment of other long-term debt.

     The foregoing cash flows are not necessarily indicative of the cash flows that would have resulted if the Company were a stand-alone entity.

     The Company currently has no long-term debt or material long-term obligations other than the intercompany debt and its capital leases of office equipment. See Note 6 to 'Notes to Combined Financial Statements.' The debt owed to IE, which aggregated $39.5 million and $42.5 million as of December 31, 1995, and June 30, 1996, respectively, is unsecured and has been classified as noncurrent, as there are no repayment terms between IE and the Company. The weighted average interest rates associated with the debt were 6.8%, 8.4%, 10.1% and 9.75% per annum for 1993, 1994 and 1995 and for the six months ended June 30, 1996, respectively. The interest rate was based on the weighted average rates associated with IE's various borrowing arrangements.

     The estimated net proceeds to the Company from its sale of shares of Common Stock pursuant to this offering will be approximately $____________. During the remainder of 1996 and 1997, the Company anticipates making approximately $7 million in capital expenditures, expected to be funded from cash flows from operations and available external financing sources. These expenditures will include the acquisition and implementation of a new remote time, billing and contract management system, additional purchases of computers to support the technical staff and completion of an executive briefing center to be used to demonstrate the Company's network management and help desk capabilities to clients. The Company has no current plans for any additional material capital expenditures through December 31, 1997. The Company believes that its cash flows from operations and funds available from the $20 million Sub-facility, or any alternative line of credit that may become available to the Company, will be sufficient to satisfy its working capital needs and planned growth through at least the next twelve months, except to the extent that additional financing may be required in connection with any acquisitions.

                                    BUSINESS

OVERVIEW

     XLConnect is a professional services organization providing enterprise-wide total connectivity solutions to clients with complex computing and communications requirements. As a single source provider, the Company offers comprehensive internetworking services, applications development services, managed services and telecommunications services. The Company's solutions are custom designed to integrate computing and communications devices and equipment with software applications and systems to develop LANs and to link LANs through public and private communications networks and the Internet to form WANs. The Company describes the provision of these services on an integrated basis as total connectivity solutions.

     Internetworking services include consulting, design and implementation of LANs and WANs. Applications development services include customization and adaptation of proven software as well as training to support the Company's applications and internetworking solutions. Managed services enable clients to outsource multiple aspects of their information technology functions, including technology selection, deployment and support, network management and help desk support. Telecommunications services include data, video and voice transmission. XLConnect believes that its total connectivity solutions enable its clients to increase productivity and enhance competitiveness by improving the flow of information among clients' employees, customers and suppliers.

INDUSTRY BACKGROUND

     According to available industry sources, the market for systems integration, consulting, applications development and outsourcing services in 1994 was estimated to be $91 billion worldwide and is estimated to grow by approximately 16.5% annually through 1999. Demand for these services is expected to increase as organizations become increasingly dependent on information technology and as computing and communications technologies continue to evolve at a rapid rate.

     Computer networks are becoming increasingly complex due to the migration from legacy, mainframe environments to distributed, client/server environments characterized by LANs which rely on multi-vendor, multi-protocol technologies. While client/server networks provide many competitive benefits, particularly increased ease of use, computing power and flexibility, this migration has resulted in increased MIS investment, system design and compatibility issues and substantial inefficiencies in supporting and managing these networks. Distributed client/server environments have placed significant pressures on users' in-house support staffs, as well as on software and hardware vendors. As a result, demand has increased for independent service providers capable of integrating and supporting the variety of protocols, applications and equipment inherent in LANs.

     As LANs have proliferated, computing and communications technologies have continued to converge. Evolving business practices have created an increased need for the instantaneous flow of information within and beyond traditional corporate walls to branch sales offices, telecommuters, mobile offices and customer and supplier networks. Businesses now share data, video and voice information among diverse locations across telecommunications networks, thereby creating WANs. In addition, access to the Internet is providing new communications and marketing opportunities for virtually all businesses. In response to the proliferation of WANs, telecommunications carriers now offer a wider array of communications services, including private and public networks utilizing frame relay, Integrated Services Digital Networks ('ISDN') and asynchronous transfer mode ('ATM'). These services involve the use of a variety of access lines, distinct signaling protocols and evolving and specialized networking equipment.

     Due to the difficulties of designing, implementing and managing complex LANs and WANs, in-house support staffs have been unable to maintain either the expertise or personnel necessary to keep pace with technological advances. As a result, enterprises must increasingly rely on independent service providers with the technical expertise to design and configure these complex systems and the ability to manage and upgrade the networks on an ongoing basis. Historically, enterprises were forced to turn to multiple service providers, such as VARs, systems integrators, hardware and software vendors and telecommunications carriers, for the various components and services necessary to meet their connectivity needs. However, VARs and smaller systems integrators typically have limited geographic reach and lack broad technical expertise and sufficient scale to address these needs. Large systems integrators and consultants have focused principally on providing solutions to the largest enterprises and generally do not have sufficient telecommunications and networking expertise. Hardware and software vendors are increasingly focused on their core activities of developing, manufacturing and marketing their products and are not perceived as being objective in recommending multi-product solutions. Many of these vendors are outsourcing their own post-sale service and support requirements. Telecommunications carriers generally do not have sufficient expertise in computer networking. Large systems integrators, consultants and VARs, as well as hardware and software vendors, lack the ability to provide and manage transmission of data over networks.

THE XLCONNECT SOLUTION

     The Company provides a broad array of services to address the total connectivity needs of its clients. Key elements of the XLConnect solution are:

          Single Source Provider. XLConnect is a single source provider of 'end-to-end' connectivity solutions. The Company's technical staff of approximately 950 engineers and technicians coordinate and manage all elements of clients' connectivity needs, from the desktop through the LAN to the WAN, including data, video and voice transmission services. The Company also offers client training and managed services, such as technology selection and deployment, network management and help desk support.

          National Coverage. The Company operates through a network of 24 offices located in major metropolitan areas throughout the United States. Each office is staffed with technical professionals providing a national base from which to offer services to clients with multiple locations and dispersed employees, customers and suppliers. National coverage enables the Company to provide local and timely delivery of cost-effective solutions for clients, allows for more flexible, efficient staffing and enhances the Company's ability to respond to local clients' specific needs.

          Multi-Vendor Expertise. By maintaining a highly-trained, cross-certified technical staff and remaining independent of any specific vendor, the Company is able to select the most appropriate products and services for each aspect of the client's total connectivity solution. The Company has significant expertise in integrating and supporting technologies from multiple hardware and software manufacturers and developers, telecommunications carriers and Internet service providers.

STRATEGY

     The Company's business objective is to be the preferred provider of total connectivity solutions to enterprises throughout the United States. The Company is pursuing the following strategies to achieve this objective:

          Maintain and Enhance Technical Expertise. The Company seeks to maintain and enhance its technical expertise by hiring and training the most proficient engineering personnel available. The Company has 11 full-time recruiters to identify and recruit technical personnel. The Company's extensive training programs assist in maintaining its technical proficiency. The Company focuses on its corporate culture, employment environment and incentive systems in order to motivate, reward and retain its employees. The Company believes that the expertise of its technical staff differentiates it from its competitors, allows it to offer total connectivity solutions and affords it the flexibility to expand its service offerings rapidly as required to meet technological advances and evolving client needs. Additionally, XLConnect intends to evaluate opportunities for strategic acquisitions of complementary professional services organizations which have a proven record of delivering high quality technical services.

          Expand National Presence. XLConnect seeks to enhance its national reputation and aggressively market its services by expanding its branch office network. The Company intends to evaluate opportunities to expand its branch network through opening new branch offices and through strategic acquisitions of professional services organizations located in new geographic markets.

          Emphasize High Quality Service and Customer Support. The Company's engineers and technicians follow documented and standardized methodologies to ensure a consistent approach to similar types of projects, thereby fostering uniform quality and more cost-efficient solutions for clients. The Company assumes responsibility for all aspects of its custom-designed total connectivity solutions, providing its clients with a single point of contact to address any concerns with respect to project implementation, thus allowing clients to avoid managing multiple service providers and product vendors.

          Further Penetrate Existing Client Base. The Company's comprehensive range of services often permits interaction with diverse points of contact and decisionmakers in a client's organization, including the chief executive officer, chief financial officer, chief information officer, divisional or department executives and purchasing managers. The Company seeks to utilize these multiple points of contact in order to expand its relationships with existing clients to obtain additional internetworking and applications projects, as well as generate recurring revenues by providing continuing services such as network management, help desk support and telecommunications services.

          Leverage Alliances with Industry Leaders. The Company has alliances and relationships with industry-leading product vendors, telecommunications carriers and Internet service providers, such as Ameritech, Bay Networks, 3Com, IBM/Lotus, HP, Microsoft, Novell, MCI and PSINet Inc. ('PSINet'). These relationships enhance XLConnect's credibility and provide leads to new business opportunities. On certain occasions, the Company also teams with large systems integrators and consultants on complex projects for major enterprises. The Company will continue to pursue alliances and relationships to further expand its service offerings and remain current with advances in computing and communications technology.

          Maintain and Enhance Multiple Sales Channels. The Company is actively expanding its direct sales force that is now focused exclusively on the sale of XLConnect's total connectivity solutions. Historically, a number of these persons principally provided technical support to IE's direct sales staff. In addition to developing this direct sales force, the Company intends to continue to utilize IE's sales staff for the generation of sales leads, as well as XLConnect's authorized agent companies. The Company also continues to receive sales leads from product and service vendors as well as large systems integrators and consultants.

SERVICES OFFERED

     The Company provides internetworking services, applications development services, managed services and telecommunications services, as described below.

  Internetworking Services

     The Company designs and implements internetworking solutions to connect all segments of clients' networks using the proven products of leading hardware and software vendors. Through its internetworking services, the Company integrates computing and communications devices and equipment, such as PCs, workstations, databases, routers and hubs, with software applications and systems to develop LANs and to link LANs through public and private communications networks and the Internet to form WANs.

     LAN/WAN Consulting and Design. LAN/WAN consulting and design services involve assessing clients' information-sharing needs, evaluating existing infrastructure, analyzing current network performance and designing optimal system and network solutions.

     Implementation and Project Management. XLConnect implements network design solutions and assumes responsibility for managing entire projects. Elements of project management include configuring and installing desktop devices and networking equipment, configuring network operating systems and applications software, installing Internet web servers and implementing the infrastructure required for telecommunications services. XLConnect also ensures clients' information security over the Internet by customizing and implementing firewalls.

     The following examples are representative of the internetworking solutions the Company provides to its clients.

          An international brewing company migrating from a legacy system to client/server computing engaged the Company to design the architecture that would support client/server applications for approximately 500 end-users at one of its brewing facilities. The Company assessed the client's needs, designed the network, managed the implementation of the design and installed and configured the networking components. The technologies implemented by the Company included Cabletron hubs and switches, Cisco routers, Microsoft NT and IBM Risc 6000 servers. With its updated WAN, the client has improved its ability to share information among its breweries in a more timely and comprehensive manner. Based on the success of the project, the client awarded XLConnect additional contracts to design, implement and maintain the networks in four of its other breweries.

          A designer-label clothing manufacturer engaged the Company to implement a network to connect the client's 13 worldwide design, manufacturing and distribution centers and corporate headquarters. XLConnect designed and implemented a WAN based on frame relay services connected by Bay Networks' switches, routers and hubs. XLConnect also provided the client Internet access, including web site equipment installation and support. The WAN implemented by the Company provides the client's employees with real-time access to operating data generated at any of the client's locations.

  Applications Services

     XLConnect's applications development services include customization and adaptation of proven software to meet clients' specific needs and training to support the Company's applications and internetworking solutions. Applications services provide clients with software solutions to improve productivity through more timely, accurate information-sharing and decision-making processes. The Company's applications solutions minimize development times while delivering quality solutions by using proven project management methodologies, risk assessment practices and software development techniques. Projects start with detailed needs assessments, requirements definitions and designs. The projects then involve prototype development, testing, implementation, training and support.

     Applications Development and Integration. XLConnect custom designs groupware, client/server and intranet software applications. In particular, the Company customizes IBM/Lotus Notes applications into comprehensive intranet group communications solutions, such as electronic messaging, bulletin boards and video and voice communications capabilities. The Company also customizes Microsoft Exchange to help clients exchange information seamlessly. XLConnect adapts Netscape and Microsoft software to enable clients to implement electronic mail, electronic commerce and other Internet applications over the World Wide Web. The Company also provides Internet applications to develop web pages using programming languages such as Java and HTML.

     End-user Training. The Company offers comprehensive training through cooperative relationships with vendors such as Microsoft, Novell, IBM/Lotus and Bay Networks to support its applications and internetworking solutions. Training is provided to end-users through programs designed to address the client's custom applications. In order to deliver training in an efficient and effective manner, XLConnect uses proven methodologies, assesses end-user training requirements and develops customized curricula. Technical certification training centers are located in 13 of the Company's 24 offices and provide vendor-certified instructors.

     The following examples are representative of the applications solutions the Company provides to its clients:

          XLConnect was engaged to help reengineer and automate the sales and quoting process for a division of a diversified manufacturing company. XLConnect's solution consisted of a series of interrelated IBM/Lotus Notes databases located on a central server providing access to approximately 50 marketing and sales representatives at 15 international locations. The client's prior quote generation system consisted of a five day paper intensive effort. XLConnect's solution reduced the quote generation time to one day. Other benefits included the creation of a central repository of all quotes, the development of centralized information management, timely sales forecasting and increased time available for customer interaction and selling.

          A regional home builder engaged the Company to implement Internet marketing tools to reduce marketing expenses and reach more potential customers. The Company developed a web site utilizing Microsoft's latest web and database server technologies to convey the client's corporate message, deliver information on its products and allow for communication and interaction with potential customers. The client's web site provides potential home buyers with convenient access to more in-depth and current information and enables the client to access potential customers in a more cost-effective manner.

  Managed Services

     XLConnect's managed services help clients to organize their technology resources, enable them to outsource multiple aspects of their information technology functions and minimize their support costs from the desktop through the LAN and WAN. The Company's managed services reduce clients' costs of technology ownership, allowing them to focus on their core competencies and reduce their in-house support staffs.

     Technology Selection, Deployment and Management Services. XLConnect provides technology selection, procurement and deployment, software distribution and other support services. The Company places personnel on-site and dispatches personnel as needed to provide desktop and LAN support services. The Company bundles its managed services and the financing of equipment purchases for a monthly service fee under its PBTH program. Under this program, end-users have the flexibility to upgrade their PCs, workstations and other equipment periodically throughout the contract term, which is usually three years. The PBTH program allows subscribers to remain current with technology without having to purchase the hardware and incur the capital investment or capital lease drawbacks of ownership. The fee depends on the number of services used, systems deployed and time frame commitments. Under this program, the Company facilitates the provision of these products by entering into a master lease agreement with a third party which is supported by the client's contractual obligations to the Company.

     As part of its technology selection, deployment and support services, XLConnect also provides hardware repair services when requested by clients. Typically, the Company subcontracts a significant amount of these services to nationally recognized hardware repair providers.

     Network Management. The Company provides remote network monitoring and diagnostics through its Network Management Center, minimizing the client's need for costly on-site service. The Network Management Center is able to detect failures throughout clients' LANs and WANs, to troubleshoot routers, hubs, file servers and desktop devices remotely and to dispatch technicians if necessary. In addition, the Company will provide remote network management over the Internet for Microsoft NT and Novell based file server environments. XLConnect also provides network management services at clients' sites.

     Help Desk. XLConnect's help desk services provide software and network administration support, 24 hours a day, seven days a week, both on-site at the client and remotely from the Company's Help Desk Centers. The Help Desk Centers currently handle approximately 300,000 calls per year, most of which involve software support for the clients' end-users.

     The following examples are representative of the managed services the Company provides to its clients.

          A leading aircraft engine manufacturer engaged XLConnect to provide its PBTH program to the users of 11,000 PCs and accompanying hardware. XLConnect and the client's management team reengineered the client's desktop implementation process, developed and deployed new technology standards for user groups and upgraded most of the existing technology over a three-year cycle. Managed services provided to the client include technology standardization, procurement, deployment, asset management, configuration and relocation. The client benefitted from more rapid technology upgrades for end-users, reduced operating costs and higher levels of end-user support.

          XLConnect was engaged by a major airline to manage the enterprise network supporting the client's reservation and ticketing system, corporate headquarters and 11 domestic airport locations remotely through the Network Management Center. The Company provides NetWare and NT user administration, GroupWise e-mail administration, network operating system and server management and network infrastructure management services, including remote performance and fault management of routers, hubs, servers and network operating systems. Network up-time has increased to an average availability exceeding 99%.

          XLConnect was engaged by a major farm equipment manufacturer to provide technical help desk support for the client's computing and networking systems. The help desk is staffed by the Company's technical personnel and supported by more than 60 Company professionals at several of the client's sites. The help desk personnel answer questions and, when necessary, obtain additional support from specialists by clicking on an icon in their help desk software that sends electronic message pages to dispatch appropriate on-site technicians. The help desk can dispatch specialists to support any technology solution that XLConnect implemented for the client.

  Telecommunications Services

     The Company's telecommunications services include the provision of data, video and voice transmission services. To provide these services, the Company has alliances with several leading telecommunications carriers and Internet service providers.

     XLConnect is a non-facilities-based reseller of value-enhanced services including voice, Internet access, ISDN and frame relay services, utilizing public switched and dedicated private networks. XLConnect provides these services to clients on an ongoing basis and bills them each month for their voice and data transmission usage. The Company has established relationships with several telecommunications carriers and Internet access providers, principally MCI, the seven RBOCs and PSINet.

     The following example is representative of the telecommunications services the Company provides to its clients.

          A national consumer finance company engaged the Company to implement a network to connect its 160 branch offices and corporate headquarters and provide ongoing telecommunications services. The Company provided a frame relay solution consisting of routing hardware, network design and frame relay transmission services that reduced the client's turnaround on its loan approval process and improved its record-keeping processes.

OPERATIONS

     Branch Office and Facilities Network. XLConnect operates from its headquarters, 23 branch offices throughout the United States, its Network Management Center and two Help Desk Centers. The branch network is divided into three geographic regions, Central, Great Lakes/West and East, with a vice president responsible for all aspects of operations within each region. The number of technical personnel in each office ranges from approximately five to 90 persons, and the level of expertise ranges from offices which provide a few specialized services to offices which provide all of the Company's services. Each branch office has a practice director who oversees the services provided by that office. Depending on its size, a branch office may have one or more discipline managers who oversee specific services provided by that office, such as internetworking, applications, telecommunications and managed services. Reporting to each discipline manager in the larger branches are project managers, senior engineers and technicians and developers, staff engineers and technicians and developers and administrative personnel. Each office also has one or more sales persons, and 11 branches have full-time recruiters whose responsibility is to recruit technical personnel.

     Project Planning and Review. When the Company is presented with a service opportunity, the Company first performs a risk assessment of the opportunity to ensure that the requested service is within the Company's scope of expertise and to analyze the risks that may affect the Company's ability to deliver a quality solution to the client. The Company emphasizes the development of standardized methodologies for each type of service with respect to scope, technologies involved and other aspects of the service. Proposals submitted to clients contain specific scopes of work, timetables and change order processes which detail the Company's and client's responsibilities. Once XLConnect is engaged, a project manager or senior engineer, who typically has been involved in the proposal process, is assigned to the project, based on technical skills and experience. Additional staff and engineers are allocated to the project as needed, based on each individual's technical experience and availability. All applications development projects for the Company's clients provide that the applications development documentation and solutions become the property of the Company's clients.

     Project Terms and Pricing. The Company typically contracts to provide its services on a time and materials basis. The Company's contracts are generally terminable by the client upon relatively short notice, often 30 days. The Company typically enters into letters of understanding which provide for an agreed upon scope of work for projects under $25,000. The Company charges a fixed monthly fee to maintain technical personnel on site. Fixed-price contracts are utilized when the Company can clearly define the scope of services to be provided and the Company's cost of providing those services, so as to limit the risk of cost overruns. For example, if a client experiences problems with its network, XLConnect will evaluate the issues and determine whether the solution is discrete and appropriate for a fixed price quote. If the scope of services cannot be determined in the discovery phase, the contract is written on a time and materials basis. Time and materials contracts are also used when the Company is engaged to provide services such as network management where additional staff may be needed over the term of the contract.

TECHNICAL CAPABILITIES

     Professional Technical Staff. The Company's professional staff of approximately 950 engineers and technicians is authorized by many industry-leading manufacturers, service providers and telecommunications carriers, including Microsoft, IBM/Lotus, Novell, 3Com, Bay Networks and PSINet. These authorizations enable XLConnect to provide advanced network services and support for each vendor's products and services. XLConnect's technical staff currently has an aggregate of more than 300 Microsoft and 200 Novell certifications and approximately 70 IBM/Lotus Notes certifications.

     The Company hires technical personnel from two pools of applicants: experienced personnel and recent college and technical school graduates. The Company established a college cooperative education program in 1995 in five branch offices, through which computer science students are hired on a part-time basis and receive both work experience and college credit. The Company may then offer full-time employment to the best prospects in the program. The Company utilizes 11 full-time recruiters as well as branch management to locate technical personnel. At any given time, the Company typically has 200 or more persons subcontracted from several of the largest technical temporary employment agencies to meet changes in staffing requirements quickly. Several of these agencies allow XLConnect to hire the subcontractors after 90 days without placement fees, providing a cost-effective source of full-time engineers and technicians whom the Company can evaluate on a trial basis.

     The Company's technical staff is divided generally among the categories of services the Company provides, although a number of personnel have expertise in more than one area. The Company's approximately 300 internetworking engineers and technicians have knowledge and experience in such LAN/WAN protocols such as TCP/IP, IPX, SNA and SNMP and network operating system platforms such as Microsoft Windows and NT, Novell NetWare, OS/2 WARP and UNIX.

     The Company's applications development staff of approximately 150 persons is composed primarily of more experienced technical personnel who have been trained in several development languages and often cross-trained in network operating systems. Developers are typically experienced with applications and languages such as Lotus Notes, Microsoft Exchange and SQL Server, Netscape, Oracle, Visual Basic, HTML, Java and Powerbuilder and operating systems such as Novell 3.x and 4.x, OS/2, Microsoft Windows and NT and UNIX.

     The Company has a staff of approximately 500 managed services engineers and field technicians, many of whom are on-site at various client locations on a fully dedicated basis. In addition, as of June 30, 1996, 67 of the managed services personnel operated from the Company's Network Management and Help Desk Centers. The Company also provides dispatched on-site services in response to client requests for service 24 hours a day, seven days a week.

     Advanced Education and Customized Training. As a part of the Company's effort to maintain and enhance its technical expertise, it provides continuing education to all sales and technical services personnel. Technical employees and agents are required to complete intensive training and certification programs through 'XLConnect University.' XLConnect University's programs feature two methods of technical instruction: regularly scheduled certification classes offered in 13 of the Company's offices and large-group, vendor-sponsored training events offered in centralized locations throughout the United States. Key certified vendor technologies include 3Com, Bay Networks, IBM/Lotus, MCI, Microsoft and Novell. Most employee and agent training conducted at XLConnect University is partially vendor financed. The Company also offers online, remote training, as well as self-study agent authorization and employee certification programs.

INDUSTRY ALLIANCES AND RELATIONSHIPS

     In order to strengthen its service offerings, the Company has relationships with a number of leading technology and telecommunications companies. Key relationships include the following:

          Microsoft. The Company has been a Microsoft Solutions Provider since August 1993. Working with Microsoft, the Company has developed consulting methodologies that support client needs in the areas of NT Server, Windows 95 and Exchange Server migrations. Eleven of the Company's offices are authorized Microsoft technical education centers and provide end-user and technician training on Microsoft technologies. In addition, the Company participates in Microsoft's Early Adopter Program, testing and providing feedback on Microsoft's new products before their general release. As part of its relationship with Microsoft, the Company has developed services to provide remote network management over the Internet to support Microsoft NT and Microsoft's back office products. Microsoft's participation in XLConnect's employee training programs enables XLConnect engineers and technicians to maintain and enhance their skills. XLConnect's technical staff currently has more than 300 Microsoft certifications.

          MCI. The Company entered into an agreement with MCI in December 1994, whereby the Company is authorized to sell certain of MCI's data and voice communications services under the Company's name. This relationship generates recurring revenues for the Company from clients' monthly usages. The Company is required to meet certain minimum billing levels or pay MCI the shortfall.

          IBM/Lotus. The Company has a long-standing relationship with IBM/Lotus. Nine of the Company's offices operate as Lotus authorized education centers and 11 are IBM's 'BEST' team certified. The Company's staff currently has approximately 70 Lotus Notes certifications. XLConnect serves as a beta site for testing IBM's intranet, Lotus Notes and communications server software. In addition to working closely with IBM/Lotus in developing and integrating Lotus Notes and other IBM software applications, the Company signed an IBM subcontractor agreement in May 1996 that enables IBM to resell XLConnect's professional services.

     XLConnect has relationships with other leading technology and telecommunications companies such as 3Com, Novell, Bay Networks, Hewlett-Packard, PSINet and Ameritech. These relationships typically provide the Company with additional sales leads, better access to new technologies, advanced training and the opportunity to conduct joint marketing.

SALES AND MARKETING

     The Company focuses its sales and marketing efforts on companies with complex computing and communications requirements located throughout the United States. To reach its clients, the Company uses a mix of direct and indirect sales channels. As of June 30, 1996, the Company's direct sales force was comprised of 44 persons with an average of approximately 12 years experience in the sale of information technology services and products and a high level of technical proficiency. The sales persons develop client relationships and support the Company's other sales channels. The Company believes that its direct sales strategy leads to better account penetration and management, long-term relationships and more opportunities for follow-on sales to its existing client base. Senior engineers often participate with sales consultants as part of a team approach to selling the Company's services. The Company expects to continue to expand its direct sales force.

     IE's approximately 205 person sales staff, the Company's largest indirect sales channel, historically generated substantially all of the Company's sales. The Company currently relies on IE's sales staff for most of its sales leads. During 1995, XLConnect paid IE aggregate fees of $3.0 million for referrals by IE's sales personnel. The Company believes that the importance of its direct sales force will increase as the sales force expands and its members continue to develop client relationships. Nonetheless, XLConnect expects that IE's sales force will continue to provide an important source of referrals for the foreseeable future, although there is no contractual obligation for IE's personnel to do so.

     The Company also receives sales leads directly from VARs and product and service vendors and, on occasion, teams with large systems integrators on major projects. In addition, the Company has a program to recruit and train VARs and other telecommunications service providers to sell data and voice telecommunications services, including Internet access. The Company currently has authorized approximately 500 agents.

     The Company has a marketing department of six persons. The Company's external marketing efforts currently include the development of brochures, direct mail campaigns, formulation of marketing strategies designed to create new business opportunities and the development of sales presentation materials. The Company's marketing department is also responsible for continued development of the Company's presence on the Internet.

CLIENTS

     During the first six months of 1996, approximately 600 clients, including many Fortune 1000 corporations, purchased at least $5,000 of the Company's services. The Company's clients operate in a variety of industries and service businesses, and the Company is not dependent on any single industry or service business as a source of clients. Services provided to one client, principally managed services, accounted for 10.3%, 14.8% and 16.7% of the Company's revenues during 1994, 1995 and the first six months of 1996, respectively. One other client accounted for 7.4% of the Company's revenues during 1993; another accounted for 5.3% of revenues in 1994. No other client accounted for more than 5% of the Company's revenues during 1993, 1994, 1995 or the first six months of 1996. Sales to the Company's top 25 clients totaled 24.2%, 53.6%, 52.4% and 51.5% for each of 1993, 1994, 1995 and the first six months of 1996, respectively.

COMPETITION

     The Company competes in rapidly changing markets that are intensely competitive. These markets are highly fragmented with many direct and indirect competitors in each of them. The Company believes that the principal competitive factors for its services include technical expertise, breadth of service offerings, geographic reach, quality performance, client service and support, reputation, price of services and financial stability. Few competitors, in the Company's view, offer as comprehensive an array of information technology professional services or focus on total connectivity solutions to the extent that the Company does.

     The Company's competitors include the services organizations of established computer product manufacturers, VARs, systems integrators and consultants, aggregators, distributors, specific service providers and long distance carriers and RBOCs. Many of the Company's current and potential competitors have substantially longer operating histories and financial, sales, marketing, technical and other competitive resources which are substantially greater than those of the Company. As a result, the Company's competitors may be better able to respond or adapt to new or emerging technologies and changes in client requirements or to devote greater resources than the Company to the development and sale of their services. Such competitors could also attempt to increase their presence in the Company's markets by forming strategic alliances with hardware or software vendors, telecommunications providers or other competitors of the Company, offer new or improved services to the Company's clients or increase their efforts to gain and retain market share through competitive pricing.

GOVERNMENT REGULATION

     The Company acts as a reseller of several telecommunications services, including enhanced services, which are unregulated by the Federal Communications Commission ('FCC') and generally unregulated by the states, and, to a substantially lesser extent, basic services, which are regulated by the FCC and by virtually all of the states. The Telecommunications Act of 1996 generally preserves the distinction between regulated basic services and unregulated enhanced services. As a result of the Telecommunications Act of 1996 or of current FCC proceedings, however, it is possible that some services currently treated as unregulated may become subject to regulation in the future. FCC regulation of the Company's services currently does not entail substantial burdens, and the FCC has proposed to reduce many of the burdens that currently exist. At the state level, the regulatory requirements vary.

     Providers of basic telecommunications services are required to make contributions to Federal and state universal service funds, and these contribution obligations will likely increase in the future as a result of regulatory changes arising from the Telecommunications Act of 1996. The FCC and the states are in the process of determining the level of and method for calculating required contributions. Depending on the scope of universal service contribution requirements, the Company may decide to refrain from offering some or all basic telecommunications services.

     Changes in regulation may affect the competitive environment within which the Company operates. Most importantly, regulatory changes likely will affect the scope of competition in local and long distance telecommunications markets, the circumstances under which local exchange carriers, upon whom the Company and most other telecommunications services providers currently must rely to connect long distance and information services to end-users, may compete in telecommunications markets, and the prices charged for local connections to end-users. These changes may affect the prices paid by the Company for and the quality of the Company's telecommunications offerings, as well as the Company's competitive position vis-a-vis other service providers.

IE AND OTHER SUPPLIERS

     The Company utilizes the products and services of leading manufacturers, vendors and distributors of computer hardware, software and peripherals and suppliers of Internet access and other telecommunications services. The Company recommends and outsources the procurement of products for its clients as needed through distributors, primarily IE. The Company believes that IE's product pricing is comparable to other major computer product distributors. During 1994 and 1995, the Company's clients purchased from IE substantially all of the hardware products required for the Company's integration projects, although the Company is not contractually obligated to use IE to fulfill its clients' product requirements. The Company does not purchase, take title to and resell products. Instead, the supplier, whether IE or another distributor, VAR or vendor, in effect serves as a subcontractor on a project-specific basis and typically invoices the end-user directly. The Company expects to continue this practice after this offering.

RISK MANAGEMENT

     The Company has a disaster recovery plan that provides an alternative off-site computer system for use in certain disastrous events, and the Company has taken precautions to protect itself and its clients from such events that could interrupt delivery of the Company's network management services. These precautions include, among others, backup power generation equipment, fire protection and physical security systems and an early warning detection and fire extinguishing system. The Company also is currently covered under IE's insurance programs, which include business interruption insurance and comprehensive liability coverage.

EMPLOYEES

     As of June 21, 1996, the Company employed 1,033 persons, of whom 50 were engaged in sales and marketing, 944 were engaged in providing the Company's technical services and training and 39 were engaged in finance, administration and management functions.

     None of the Company's employees is covered by a collective bargaining agreement. Substantially all of the Company's employees have executed an invention assignment and confidentiality agreement. In addition, the Company requires that all new employees execute such agreements as a condition of employment by the Company. There is increasing competition for experienced technical professionals and sales and marketing personnel. The Company's future success will depend in part on its ability to continue to attract, retain and motivate highly qualified personnel. The Company considers relations with its employees to be good.

FACILITIES

     The Company does not own any real property and currently subleases all of its office space from IE pursuant to the terms of the Space Sharing Agreement, other than its Boston branch office, which it leases from a third party. The Company subleases approximately 5,000 square feet as its headquarters space in Exton, Pennsylvania from IE. The Company's headquarters includes sufficient space for certain of its sales and technical staffs and its marketing, administrative, finance and management personnel. The Company subleases from IE a total of approximately 97,000 square feet of office space pursuant to the Space Sharing Agreement at 22 of its branch office locations, including Cincinnati and Bettendorf, Iowa (which include the Help Desk Centers) and Houston (which includes the Network Management Center). The Company believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed. See 'Relationship between the Company and IE' and Note 6 of Notes to Combined Financial Statements.

LEGAL PROCEEDINGS

     There are currently no material legal proceedings pending to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, their positions with the Company and their ages as of the date of this Prospectus are as follows:


                      NAME                               AGE                               POSITION
                      ----                               ----                              --------
Richard D. Sanford (1)..........................          52   Chairman of the Board

Richard G. Ellenberger..........................          44   President and Chief Executive Officer; Director

Timothy W. Wallace..............................          38   Executive Vice President, Field Operations

John J. Chidester, III..........................          37   Executive Vice President, Sales and Marketing

Stephanie D. Cohen..............................          34   Executive Vice President, Finance; Chief Financial Officer

Barry M. Abelson (1)............................          50   Director

J. B. Doherty (1)(2)............................          52   Director

William E. Johnson (1)(2).......................          54   Director

John A. Porter (1)(2)...........................          52   Director

- ------------------
(1) Member of Audit Committee

(2) Member of Compensation and Benefits Committee

     Mr. Sanford has been the Company's Chairman of the Board since its formation. He has been the Chairman and Chief Executive Officer of IE since he founded IE in 1982 and was also named IE's President in April 1996.

     Mr. Ellenberger has been the Company's Chief Executive Officer and President and a member of the Board of Directors since March 1996. From 1980 through 1990 and 1992 through 1996, Mr. Ellenberger served in various management positions with MCI Telecommunications, Inc., a long-distance telecommunications company, most recently as President of MCI's Business Sales and Service division. From 1990 to 1992, Mr. Ellenberger served initially as the Senior Vice President of Sales and Marketing and subsequently as the Chief Operating Officer of Entrade Corp., a natural gas company.

     Mr. Wallace joined the Company upon its formation as Executive Vice President, Field Operations. Between 1991 and March 1996, Mr. Wallace served in various management positions with TFN, rising from Assistant Vice President, to Vice President, Strategic Planning and Development, to Vice President, Professional Services in 1995. Prior to joining TFN, Mr. Wallace was employed by Arthur Andersen & Co. as a managing director of business systems consulting.

     Mr. Chidester joined the Company in April 1996 as its Executive Vice President, Sales and Marketing. Between 1981 and that time, Mr. Chidester served in various management positions with MCI, most recently as Vice President of Sales and Service for the northeast metro region.

     Ms. Cohen joined the Company upon its formation as its Chief Financial Officer and Executive Vice President, Finance. Prior to that time, she had served in various management positions with IE since 1987, most recently as Vice President, Investor Relations from March 1991 to May 1993, Vice President, Secretary and Treasurer from May 1993 to May 1996 and Chief Financial Officer of TFN from August 1995 to May 1996.

     Mr. Abelson has been a director of the Company since its formation and of IE since January 1989. Since May 1992, Mr. Abelson has been a partner of the law firm of Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania, which provides legal services to the Company and to IE. From 1978 to April 1992, Mr. Abelson was a partner of the law firm of Braemer Abelson & Hitchner, Philadelphia, Pennsylvania (and its predecessor firms). Mr. Abelson is also a member of the Board of Directors of Covenant Bank for Savings.

     Mr. Doherty has been a director of the Company since June 1996. Since 1992, Mr. Doherty has been the Chairman and President of Private Equity Management Company, a venture capital fund manager, and Managing General Partner of TDH III Partners, L.P., a venture capital fund. Between 1983 and 1992, Mr. Doherty was the Managing Partner of TDH II Limited, a venture capital fund, and a general partner of K.S. Sweet Associates, a venture capital management and real estate company.

     Mr. Johnson has been a director of the Company since March 1996 and of IE since November 1994. He has been President of William E. Johnson Associates, a private investment company, since 1993. From 1986 to 1992, Mr. Johnson served as Chairman and CEO of Scientific-Atlanta, Inc., a manufacturer of telecommunications instruments and equipment.

     Mr. Porter has been a director of the Company since March 1996 and of IE since May 1994. Mr. Porter has been Vice Chairman of WorldCom, Inc. (formerly LDDS/Metro Media Communications), a long distance telecommunications carrier, since the fall of 1993. From 1988 until its merger with Metro Media Communications in 1993, he served as Chairman of LDDS. Mr. Porter is the president and sole shareholder of PM Restaurant Group, Inc., which filed a petition under Chapter 11 of the U.S. Bankruptcy Code in March 1995. Mr. Porter also serves on the Board of Directors of Uniroyal Technology Corporation.

     The Board of Directors currently consists of six persons. The Company intends to elect an additional director to the Board who is not affiliated with IE or the Company as soon as possible after this offering. Directors are elected by the shareholders of the Company for a one-year term and hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Except for awards that may be granted to directors under the Company's 1996 Long-Term Incentive Plan, directors are not expected to receive any additional compensation for serving on the Board or attending meetings. See '-- 1996 Long-Term Incentive Plan.'

     The Company's executive officers are elected annually by the Board of Directors and serve at the discretion of the Board.

COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation and Benefits Committee.

     The Audit Committee is composed of Messrs. Sanford, Abelson, Doherty, Johnson and Porter. It was formed in June 1996, and its principal functions include making recommendations to the Board regarding the annual selection of independent public accountants and review of the recommendations of the independent public accountants as a result of their audit of the Company.

     The Compensation and Benefits Committee is composed of Messrs. Doherty, Johnson and Porter. It was formed in June 1996, and its principal functions are to establish the compensation of the officers of the Company and to administer the Company's 1996 Long-Term Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to June 1996, the Company had no separate Compensation and Benefits Committee or other Board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors or senior management of IE. In June 1996, the Company established the Compensation and Benefits Committee, which is composed of Messrs. Doherty, Johnson and Porter, all of whom are non-employee directors.

EXECUTIVE COMPENSATION

     The Company was formed in January 1996. The following table sets forth the compensation paid by IE and TFN for 1995 to the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company who performed services on behalf of the Company's business during 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                    COMPEN-
                                                                  ANNUAL COMPENSATION               SATION
                                                       -----------------------------------------  -----------
                                                                                OTHER ANNUAL                        ALL OTHER
                                                        SALARY                 COMPENSATION(1)     OPTIONS/      COMPENSATION(2)
NAME AND PRINCIPAL POSITION                   YEAR        ($)     BONUS ($)           $             SARS(#)            ($)
- ---------------------------                 ---------  ---------  ---------  -------------------  -----------  -------------------
Richard G. Ellenberger(3).................       1995         --         --              --               --               --
Chief Executive Officer; President

Timothy W. Wallace........................       1995    231,475     15,125              --               --            2,287
Executive Vice President, Field Operations

Stephanie D. Cohen........................       1995    130,000         --              --               --            3,900
Chief Financial Officer; Executive Vice
President, Finance

- ------------------
(1) Includes perquisites and other personal benefits paid for by the Company, such as automobile payments, long-term disability and life insurance premiums and relocation expenses, which amounts did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any of the named executive officers.

(2) Represents matching contributions to accounts of executive officers under IE's 401(k) Plan.

(3) Mr. Ellenberger became Chief Executive Officer of the Company on April 8, 1996. The Company did not have a Chief Executive Officer prior to Mr. Ellenberger's appointment. For a description of Mr. Ellenberger's 1996 compensation arrangements, see '--Employment Arrangements.' In addition, Mr. Chidester became Executive Vice President, Sales and Marketing of the Company on April 8, 1996, and would otherwise appear in this table if he had been employed by the Company's business during 1995. For a description of Mr. Chidester's 1996 compensation arrangements, see '-- Employment Arrangements.'

1996 LONG-TERM INCENTIVE PLAN

     Overview. The Board of Directors and shareholder of the Company adopted the 1996 Long-Term Incentive Plan (the 'LTIP') in June 1996. The Board of Directors believes that the grant of stock, stock-related and performance-based awards is an effective method of attracting and retaining valuable employees and directors. The following description of the LTIP is qualified by reference to the full text thereof, a copy of which is filed as a exhibit to the Registration Statement. See 'Additional Information.'

     The LTIP permits the granting of any or all of the following types of awards ('Awards'): (i) stock options, including non-qualified and incentive stock options ('NQSOs' and 'ISOs'); (ii) stock appreciation rights; (iii) restricted stock; (iv) long-term performance awards; (v) performance shares; and
(vi) performance units.

     Directors, officers and other employees of the Company, IE and their subsidiaries are eligible to receive Awards under the LTIP. Directors who are not employees of the Company or a subsidiary of the Company will automatically receive grants of stock options to purchase 25,000 shares of Common Stock upon the later of the date of this Prospectus and the date of their initial appointment or election to the Board and subsequent annual grants of stock options to purchase 5,000 shares of Common Stock upon each re-election to the Board by the Company's shareholders, provided such re-election occurs at least six months after their initial election or appointment.

     The LTIP will be administered by the Compensation and Benefits Committee of the Board of Directors (the 'Committee'). The Committee will select those persons eligible to receive Awards from time to time and will determine the type, terms and conditions of Awards. The Committee will have the authority to interpret the provisions of the LTIP. The Board may generally amend, alter or discontinue the LTIP at any time, but no amendment, alteration or discontinuation will be made which would impair the rights of a participant with respect to an Award which has been made under the LTIP.

     The maximum number of shares of Common Stock of the Company that may be made the subject of Awards granted under the LTIP is 3,000,000. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock, the Committee will adjust accordingly the number, type and issuer of shares reserved for issuance under the LTIP, the number and option price of shares subject to outstanding options granted under the LTIP and the number and price of shares subject to other Awards made under the LTIP. In addition, the shares related to the unexercised or undistributed portion of any terminated, expired or forfeited Award will also be made available for distribution in connection with future Awards. No individual may receive, during the term of the LTIP, more than an aggregate of 30% of the shares of Common Stock authorized for grant under the LTIP or cash awards in excess of $1,000,000.

     Stock Options. The LTIP permits the Committee to grant to any participant NQSOs and, to participants who are also employees, ISOs. The per share exercise price of a stock option will be determined by the Committee; provided, however, that the exercise price per share of Common Stock purchasable under an ISO will not be less than 100% of the fair market value of the Common Stock at the time of grant (and not less than 110% in the case of an ISO granted to a participant who, at the time the option is granted, owns more than 10% of the voting power of all classes of stock of the Company (a '10% Owner')). The provisions of stock option Awards need not be the same with respect to each recipient.

     Subject to the limitations of the LTIP, each stock option will vest at such time or times and in the installments determined by the Committee; provided, however, that no stock option will be exercisable for a period of two years from the date of this Prospectus, which period may be extended for one additional year by the Committee at the direction of IE if IE determines that such extension is required in connection with the ruling request to the IRS as to the tax-free nature of the Distribution. No stock option will be exercisable more than ten years after the date it is granted. An ISO granted to a 10% Owner will not have a term of more than five years. ISOs are subject to additional restrictions imposed by the Internal Revenue Code of 1986, as amended (the 'Code'). Stock options are not transferable by the participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and all stock options will be exercisable, during the participant's lifetime, only by the participant. In the discretion of the Committee, the purchase price for shares acquired pursuant to the exercise of a stock option may be paid in cash or by shares of Common Stock. In the event of a Change of Control (defined below), the Committee may, in its discretion, cause all outstanding stock options to immediately become vested.

     Stock Appreciation Rights. The LTIP permits the grant of stock appreciation rights ('SARs') in connection with the grant of stock options. An SAR or the applicable portion thereof granted with respect to a given stock option will generally terminate and no longer be exercisable upon the termination or exercise of the related stock option. An SAR permits the participant to receive, upon exercise of the SAR, an amount in cash and/or shares of Common Stock equal in value to the excess of the fair market value of one share of Common Stock over the exercise price per share specified in the related stock option, multiplied by the number of shares in respect of which the SAR will have been exercised. The Committee will have the right to determine the form of payment. SARs will be exercisable only at such time or times and to the extent that the stock options to which they relate will be exercisable; provided, however, that any SAR granted subsequent to the grant of the related stock option will, in general, not be exercisable during the first six months of its term.

     Restricted Stock. Shares of restricted stock may be issued either alone or in addition to other Awards granted under the LTIP. The Committee will determine the recipients of shares of restricted stock, the number of shares to be awarded, the price (if any) to be paid by such recipient, the time or times within which such Awards may be subject to forfeiture, and all other conditions of the Award. The provisions of restricted stock Awards need not be the same with respect to each recipient. The Company will issue a certificate to each recipient representing the shares of restricted stock, which will bear a legend marking such stock as restricted stock. Although such certificate(s) will be held in custody by the Company until the restrictions thereon have elapsed, such recipient will have, with respect to the shares of restricted stock, all rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. The Committee, at the time of Award, may permit or require the payment of cash dividends to be deferred and reinvested in additional shares of restricted stock. During the restriction period set by the Committee, the participant will not be permitted to transfer or encumber shares of restricted stock; provided that the Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part. Upon the expiration of the restriction period without a prior forfeiture of the restricted stock, the certificates for such shares of restricted stock will be delivered to the participant receiving the Award. In the event of a Change of Control, the Committee may, in its discretion, cause all forfeiture limitations on restricted stock to lapse and a stock certificate or certificates representing such unrestricted shares to be issued to the participant.

     Long-Term Performance Awards. The LTIP permits the Committee to grant to any participant long-term performance Awards. The Committee will determine in advance the nature, length and starting date of the performance period for each long-term performance Award, which will be at least two years, and will determine the performance objectives to be used in valuing long-term performance Awards and determining the extent to which such long-term performance Awards have been earned. Performance objectives may vary from participant to participant and between groups of participants. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives to a long-term performance Award, the Committee may revise the performance objectives and/or underlying factors and criteria applicable to the long-term performance Awards affected. Performance Awards may be denominated in dollars or in shares of Common Stock, and to the extent that the relevant measure of performance is met, payments may be made in the form of cash or Common Stock, including shares of restricted stock, either in a lump sum payment or in annual installments commencing as soon as practicable after the end of the relevant performance period. Unless otherwise provided in the applicable Award agreement, if a participant terminates service with the Company during a performance period because of death, disability or retirement, the participant will be entitled to a payment with respect to each outstanding long-term performance Award at the end of the applicable performance period based upon the participant's performance for the portion of such performance period ending on the date of termination and pro-rated for the portion of the performance period during which the participant was employed by or served on the Board of Directors of the Company, as determined by the Committee. In the event of a Change of Control, the Committee may, in its discretion, cause all conditions applicable to a long-term performance Award to immediately terminate and a stock certificate or cash, as the case may be, to be issued or paid to the participant.

     Performance Shares. The Committee will determine the persons to whom performance shares will be granted and the times and the number of such Performance Shares that will be granted. Performance shares are awards of the right to receive Common Stock at the end of a specified period upon the attainment of performance goals specified by the Committee at the time of grant. The provisions of the performance shares need not be the same with respect to each participant. Performance shares generally will be forfeited if the participant ceases to be an employee of the Company during the performance period for any reason other than death, disability or retirement. In the event of death, disability or retirement, the participant or the participant's estate, as the case may be, will be entitled to receive, at the expiration of the performance period, a percentage of performance shares that is equal to the percentage of the performance period that had elapsed as of the date of death or date on which such disability or retirement commenced, provided that the Committee determines that the applicable performance goals have been met. In the event of a Change of Control, the Committee may, in its discretion, cause all conditions applicable to the performance shares to immediately terminate and the full number of shares of Common Stock subject to the performance shares award to be issued to the participant.

     Performance Units. The Committee will determine the persons to whom performance units will be granted and the times and the number of such performance units that will be granted. Performance units are awards of the right to receive a fixed dollar amount, payable in cash, at the end of a specified period upon the attainment of performance goals specified by the Committee at the time of the grant. The provisions of performance unit Awards need not be the same with respect to each participant. Performance units will be forfeited if the participant ceases to be an employee of the Company during the performance period for any reason other than death, disability or retirement. In the event of death, disability or retirement, the participant or his or her estate will be entitled to receive, at the expiration of the performance period, cash for a percentage of his or her performance units equal to the percentage of the performance period that elapsed at the time of death or commencement of disability or retirement, provided that the Committee determines that the applicable performance goals have been met. In the event of a Change of Control, the Committee may, in its discretion, cause all conditions applicable to performance units to terminate and a cash payment for the full amount of the performance unit to be made to the participant.

     Change of Control. For purposes of the LTIP, the term 'Change of Control' means (i) the acquisition in one or more transactions by any person (including any group acting in concert) of beneficial ownership of 25% or more of the combined voting power of the Company's then outstanding voting securities (the 'Voting Securities'), excluding Voting Securities acquired directly from the Company (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or (ii) approval by shareholders of the Company of (A) a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) (or such other percentage ranging from fifty percent (50%) to and including seventy-five percent (75%), that the Committee may, in its discretion, specify from time to time in general or with respect to any particular merger, reorganization or consolidation) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation or (B) (1) a complete liquidation or dissolution of the Company or (2) an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
(3) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) (or such other percentage ranging from fifty percent (50%) to and including seventy-five percent (75%), that the Committee may, in its discretion, specify from time to time in general or with respect to any particular share exchange) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange. However, a Change of Control shall not be deemed to occur solely because 25% or more of the then outstanding Voting Securities is acquired by a corporation which immediately prior to such acquisition is owned directly or indirectly by the Company's shareholders in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

     The Board of Directors believes that granting the Committee the authority to cause the acceleration of the exercisability of outstanding stock options, the lapse of restrictions applicable to restricted stock and the elimination of conditions applicable to long-term performance Awards, performance shares and performance units upon the occurrence of an event constituting a Change in Control will help to preserve the benefits of the options granted under the LTIP in the event of a Change in Control. Such provisions may increase the cost to a third party of acquiring control of the Company (whether pursuant to a friendly or hostile transaction) by reason of the immediate expense it would be obligated to incur upon a Change of Control.

EMPLOYMENT ARRANGEMENTS; STOCK OPTION GRANT UNDER THE PLAN

     The Company has entered into offer letters with each of Messrs. Ellenberger, Wallace and Chidester and Ms. Cohen setting forth certain terms with respect to each executive officer's terms of employment. Mr. Ellenberger's letter, dated February 16, 1996, provides for a starting salary of $350,000 per year and a bonus of up to an additional $250,000 per year. Messrs. Wallace and Chidester's letters, dated March 16 and February 1, respectively, each provide for starting salaries of $200,000 per year and bonuses of up to an additional $125,000 per year. Ms. Cohen's letter, dated April 16, 1996, provides for a starting salary of $175,000 per year and a bonus of up to an additional $75,000 per year. The bonuses will be based upon the achievement of specific criteria to be established by the Compensation and Benefits Committee. The employment of each of the named executive officers is terminable at will by either party. If any of Messrs. Ellenberger's, Wallace's or Chidester's employment is terminated other than for cause within periods ranging from the first 12 to 24 months of such employment's commencement, each such executive will receive severance payments ranging from 12 to 18 months of salary. In addition, the foregoing officers are prohibited from soliciting any of the Company's employees or clients for a period of two years from the termination of their employment.

     In             1996, the Compensation and Benefits Committee granted
options under the Plan to the following executive officers of the Company: Mr. Ellenberger -- 500,000 shares; Mr. Wallace -- 150,000 shares; Mr. Chidester -- 125,000 shares; and Ms. Cohen -- 125,000 shares. In addition, options to purchase an aggregate of 162,500 shares of Common Stock were granted to other officers of the Company. All of such options have an exercise price of $____ per share and vest ratably over a four year period, but will not become exercisable until the second anniversary of the date of this Prospectus, which date may be extended for one additional year by the Committee at the direction of IE. The Plan provides that each current non-employee director of the Company, Messrs. Sanford, Abelson, Doherty, Johnson and Porter, will automatically receive an option to purchase 25,000 shares of Common Stock on the date of this Prospectus. In addition, Mr. Sanford, as Chairman of the Board, will receive an option to purchase an additional 100,000 shares of Common Stock. It is also anticipated that on the date of this Prospectus: (i) an option to purchase 25,000 shares of Common Stock will be granted to Mr. Gregory A. Pratt, Executive Vice President and a member of the Board of Directors of IE; (ii) options to purchase 12,500 shares will be granted to each of the remaining members of the IE Board of Directors: Messrs. William L. Rulon-Miller, Arnold S. Hoffman, Roger J. Fritz, Christopher T. G. Fish and Alex
A. C. Wilson; (iii) an option to purchase 5,000 shares will be granted to IE's Chief Financial Officer, Mr. Thomas Coffey; and (iv) options to purchase an aggregate of 295,000 shares will be granted to other employees of the Company. All options to be granted on the date of this Prospectus will have a per share exercise price equal to the initial public offering price for the shares offered hereby and vesting and exercisability provisions identical to the provisions of the options granted to officers of the Company.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

     The Company's Bylaws provide that a director shall not be liable to the Company for monetary damages as such for any action taken or omitted unless the director breaches or fails to perform a duty of his office and that breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation does not apply to criminal liability or liability for the payment of taxes. The Company believes that this provision will assist it in securing and maintaining the services of directors who are not employees of the Company. The Company's Bylaws also provide for indemnification of the Company's directors and officers to the fullest extent permitted by law for expenses (including attorneys' fees) incurred as a result of the officer's or director's status as an officer or director of the Company.

     The Company currently relies on IE's insurance policy to afford officers and directors coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

                    RELATIONSHIP BETWEEN THE COMPANY AND IE

OWNERSHIP OF COMMON STOCK

     Upon completion of this offering, IE will beneficially own 82.1% of the outstanding Common Stock (80.0% if the Underwriters' over-allotment option is exercised in full). The Company and IE have entered into the Stock Registration and Option Agreement described below, pursuant to which, subject to certain limitations, IE will have an option to purchase from the Company in one or more transactions at then-current market prices such number of shares of Common Stock as IE may determine to be necessary to allow IE to continue to include the Company in IE's consolidated federal income tax return or to increase the likelihood that the Distribution would be tax free to IE and its shareholders. In addition, IE may engage in open-market purchases of Common Stock, although there is no current intention to do so.

     So long as IE beneficially owns a majority of the outstanding shares of Common Stock, it will have the ability to elect all of the members of the Board and otherwise control the management and affairs of the Company. In addition, four of the six current directors of the Company are also directors of IE. The Company intends to elect an additional director to the Board who is not affiliated with IE or the Company as soon as possible after this offering. However, transactions between IE and the Company will not require the separate approval of those directors who are not also directors of IE. Certain provisions of the Company's Articles of Incorporation, Bylaws and applicable law will also facilitate IE's ability to exercise control of the Company. The ability of IE to control the Company could have an adverse effect on the market price of shares of Common Stock. See 'Management,' 'Principal Shareholder' and 'Description of Capital Stock.'

CONTRACTUAL ARRANGEMENTS

     In anticipation of this offering, the Company and IE have entered into a number of agreements, which will become effective upon completion of this offering, for the purpose of defining certain relationships between them. As a result of IE's ownership interest in the Company, the terms of such agreements were not, and the terms of any future amendments to those agreements will not be, the result of arm's-length negotiation.

     The following discussion of agreements between the Company and IE is qualified in its entirety by reference to such agreements, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. See 'Additional Information.'

     Services Agreement. The Company and IE have entered into a services agreement (the 'Services Agreement') pursuant to which IE will continue on an interim basis to provide to the Company, upon the Company's request, various services, including insurance and risk management, employee benefit administration, and similar administrative and management services, that IE has historically provided to the Company and its subsidiaries, and the Company will continue on an interim basis to provide service call support to IE. The Company will pay the direct costs of services provided by IE, and IE will pay the Company for service call support at the Company's standard billing rates. To the extent that the direct costs of services provided by IE cannot be separately measured, the Company will pay its allocable portion of the total cost to IE for any such services, determined in accordance with described methodologies, using such objective factors as are available to IE and the Company. The Services Agreement also provides that IE will furnish additional services as may be reasonably requested by the Company on similar terms. The Services Agreement will automatically terminate on the occurrence of the Distribution, if it occurs, or at such time that IE no longer owns a majority of the outstanding shares, and is otherwise terminable by either party on 90 days' prior written notice, except that no such written notice will result in termination prior to January 1, 1997.

     Under the Services Agreement, IE and XLConnect will each have the option to make advances from time to time to the other upon request. In the case of XLConnect, such advances would be made as directed or within specific parameters prescribed by its Board of Directors. Interest will be payable monthly in arrears at market rates on all net advances by the Company or IE, as the case may be, and, prior to termination of the Services Agreement, will be accounted for as additional advances. Advances will be repayable on the date specified in the request for such advance. Funds advanced by the Company to IE will not be segregated from other funds of IE, and IE may use such funds for its own benefit, subject to certain limitations under the IBMCC Credit Facility. Consequently, the Company will be subject to risk of loss in respect of such funds. The Services Agreement will be deemed effective from and after the date on which this offering is completed and will apply to all advances occurring on or after such date. Upon the termination of the Services Agreement, all outstanding advances and accrued but unpaid interest will become due and payable.

     The Services Agreement also provides that IE will permit employees of the Company and its subsidiaries to continue to participate in the benefit plans and programs sponsored by IE until the termination of the Services Agreement. It is contemplated that, prior to the termination of the Services Agreement or the occurrence of the Distribution, the Company will establish benefit plans and programs providing employees of the Company and its subsidiaries with benefits substantially comparable to those presently available under the plans and programs sponsored by IE and that there will be no interruption in or loss of benefits for the employees of the Company and its subsidiaries. So long as employees of the Company and its subsidiaries continue to participate in IE's benefit plans and programs, the contributions of such employees to such plans and programs, and the costs of participation by such persons in such plans and programs, will be accounted for separately from contributions of, and costs of participation by, employees of IE and its other subsidiaries. Upon the termination of the Services Agreement, each of IE and the Company will be responsible for all aspects of its respective benefit plans and programs.

     The Services Agreement also recognizes that IE's direct sales force may continue to provide to XLConnect sales leads and referrals. The Services Agreement provides that XLConnect shall continue to compensate IE at least through December 31, 1997 for such leads and referrals that result in revenues to XLConnect in a manner consistent with and substantially similar to current practices between the companies.

     The Services Agreement further provides that the Company will continue to receive from IE for an interim period, consistent with past practices, a portion of the funds received by IE from vendors for training, capital expenditures and marketing programs.

     Space Sharing Agreement. The Company, IE and TFN have entered into a space sharing agreement (the 'Space Sharing Agreement') providing for the sharing by the Company and IE or TFN of certain office facilities, including the office facilities located in Exton, Pennsylvania at which the Company's and IE's principal executive offices are located (the 'Headquarters Facility'). Under the Space Sharing Agreement, the costs associated with leasing and maintaining facilities are, in general, allocated between the Company and IE or TFN on a pro rata basis determined by the square footage utilized by each company or the number of employees of each company at the specific location, in accordance with historical practices. The Company's rights to use portions of the shared facilities (including the Headquarters Facility) leased from third parties, and the corresponding obligations to pay for such use, may be terminated as to any such facility by either the Company or IE on 90 days' prior written notice.

     Tax Allocation Agreement. The Company and IE have entered into a tax allocation agreement (the 'Tax Allocation Agreement') to provide for (i) the allocation of payments of taxes for periods during which the Company or any of its subsidiaries and IE (or any of its affiliates other than the Company and its subsidiaries) are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state, local or foreign tax purposes, (ii) the allocation of responsibility for the filing of tax returns, (iii) the conduct of tax audits and the handling of tax controversies, and (iv) various related matters. For periods during which the Company is included in IE's consolidated federal income tax returns or state consolidated, combined or unitary tax returns (which periods are expected to include the period between this offering and the Distribution), the Company will be required to pay to IE its allocable portion of the consolidated federal income and state tax liability, and will be entitled to receive from IE its allocable share of any tax benefit attributable to the use of the Company's losses, if any. The Company will be responsible for the filing of federal, state, local and foreign tax returns and related liabilities for itself and its other subsidiaries for all periods, to the extent not included in IE's combined or consolidated tax returns. Notwithstanding the Tax Allocation Agreement, under federal income tax law, each member of a consolidated group for federal income tax purposes is also jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules apply under some state income tax laws. In the event that IE or members of its consolidated tax group (other than the Company and its subsidiaries) do not comply with the provisions of the Tax Allocation Agreement and the Company is required to make payments in respect of the tax liabilities allocated to IE thereunder, such payments could adversely affect the business, results of operations and financial condition of the Company.

     Indemnification Agreement. The Company and IE have also entered into an indemnification agreement (the 'Indemnification Agreement'). Under the Indemnification Agreement, subject to limited exceptions, the Company is required to indemnify IE and its directors, officers, employees, agents and representatives for liabilities under federal or state securities laws as a result of this offering, including liabilities arising out of or based upon alleged misrepresentations in or omissions from the Registration Statement of which this Prospectus forms a part or this Prospectus. The Indemnification Agreement also provides that each party thereto (the 'Indemnifying Party') will indemnify the other party thereto and its directors, officers, employees, agents and representatives (the 'Indemnified Party') for liabilities that may be incurred by the Indemnified Party relating to, resulting from or arising out of
(i) the businesses and operations conducted or formerly conducted, or assets owned or formerly owned, by the Indemnifying Party and its subsidiaries (except, in the case where IE is the Indemnifying Party, the businesses, operations and assets of the Company and its subsidiaries) or (ii) the failure by the Indemnifying Party to comply with any other agreements executed in connection with this offering.

     The Indemnification Agreement also provides that each party thereto (the 'Obligor Party') (i) will use reasonable efforts to obtain the release of the other party thereto (the 'Guarantor Party') from its obligations under or in respect of all material guarantees, surety and performance bonds, letters of credit and other arrangements guaranteeing or securing any liability or obligation of the Obligor Party, (ii) will indemnify the Guarantor Party for any liabilities incurred under such guarantees, bonds, letters of credit and other arrangements, and (iii) will reimburse the Guarantor Party for its direct costs (or, in certain circumstances, the Obligor Party's pro rata share of such direct costs) of maintaining such guarantees, bonds, letters of credit and other arrangements pending the release of the Guarantor Party thereunder.

     Stock Registration and Option Agreement. Pursuant to the terms of a stock registration and option agreement (the 'Stock Registration and Option Agreement') with IE, the Company has provided IE with certain registration rights, including demand registration rights and certain 'piggy-back' registration rights, with respect to Common Stock owned by IE after this offering. The Company's obligation is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses. Pursuant to the Stock Registration and Option Agreement, the Company also has granted to IE, during the period between the completion of this offering and the earlier to occur of
(i) the completion of the Distribution and (ii) the sale by IE of such number of shares of Common Stock that IE is no longer eligible to make the Distribution tax free or to include the Company in IE's consolidated federal income tax return, a continuous, cumulative option to purchase from the Company at then-current market prices such number of shares of Common Stock as IE may determine to be necessary (a) to allow IE to continue to include the Company in IE's consolidated federal income tax return or (b) to increase the likelihood that the Distribution would be tax-free to IE and its shareholders. This number of shares is expected to be the number necessary for IE to continue to own at least 80% of the outstanding shares of Common Stock. The option may only be exercised upon the original issuance of shares by the Company. In the event that any shares of Common Stock are issued prior to the Distribution upon the exercise of any option granted under the Company's 1996 Long-Term Incentive Plan and such issuance would otherwise prevent IE from continuing to include the Company in IE's consolidated federal income tax return or effecting the Distribution on a tax-free basis, the option described in the immediately preceding sentence will automatically be deemed to have been exercised in respect of a number of shares of Common Stock equal to four times the number of shares of Common Stock issued upon the exercise of the option granted under the 1996 Long-Term Incentive Plan unless IE shall have earlier terminated such automatic exercise feature. See 'Risk Factors -- Shares Eligible for Future Sale' and 'Description of Capital Stock -- Registration Rights.'

     Existing Telecommunications Services Agreement. Pursuant to the terms of a services agreement between IE and XLConnect dated as of January 1, 1996, IE has agreed to purchase from XLConnect all of the telecommunications services required by IE. The services provided by XLConnect under the services agreement include the transmission of voice, data, video and other information as well as enhanced telecommunications services such as frame relay and asynchronous transfer mode transmission services. The services provided by XLConnect also include capacity planning, call accounting, network design and similar services. The services agreement requires IE to purchase sufficient telecommunications services to permit XLConnect to meet the minimum volume requirements imposed by XLConnect's agreement with MCI. The services agreement has a term of five years and will renew automatically for six successive two year periods, unless terminated earlier in accordance with its terms. IE may terminate the services agreement at the conclusion of any such term if it provides XLConnect with at least 90 days' notice prior to the expiration of such term that it has received a bona fide offer to provide telecommunications services that in quantity, quality and duration are equal to or better than the services then being provided to IE by XLConnect at a price of 5% or more below the price XLConnect charges for such services and XLConnect does not match the offer.

CONFLICTS OF INTEREST

     Conflicts of interest may arise between the Company and IE in a number of areas relating to their past and ongoing relationships, including potential competitive business activities, marketing functions, tax and employee benefit matters, indemnity arrangements, registration rights, sales or distributions by IE of its remaining shares of Common Stock and the exercise by IE of its ability to control the management and affairs of the Company. The Company does not currently intend to engage in the distribution and direct sales of hardware and software products in which IE is engaged. IE has advised the Company that IE does not currently intend to engage in the business of providing total connectivity solutions and services except through its ownership of Common Stock and contractual relationships with the Company. However, there are no contractual or other restrictions on the ability of either the Company or IE to engage in such activities. Accordingly, circumstances could arise in which the Company and IE would engage in activities in competition with one another.

     The Company and IE may enter into material transactions and agreements in the future in addition to those described above. The Company has been advised by IE that it intends that, for so long as IE beneficially owns a majority of the outstanding Common Stock, the terms of any future transactions and agreements between the Company and IE or its affiliates will be at least as favorable to the Company as could be obtained from third parties. The Board will utilize such procedures in evaluating the terms and provisions of any material transactions between the Company and IE or its affiliates as the Board may deem appropriate in light of its fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such evaluation, the Board may rely on management's statements and opinions and may or may not utilize outside experts or consultants or obtain independent appraisals or opinions.

     Four of the six current directors of the Company are also directors of IE, including IE's Chairman and Chief Executive Officer, Richard D. Sanford. Directors of the Company who are also directors of IE will have conflicts of interest with respect to matters potentially or actually involving or affecting the Company and IE, such as acquisitions, financing and other corporate opportunities that may be suitable for the Company and IE. To the extent that such opportunities arise, such directors may consult with their legal advisors and make a determination after consideration of a number of factors, including whether such opportunity is presented to any such director in his capacity as a director of the Company, whether such opportunity is within the Company's line of business or consistent with its strategic objectives and whether the Company will be able to undertake or benefit from such opportunity. In addition, determinations may be made by the Board, when appropriate, by the vote of the disinterested directors only. Notwithstanding the foregoing, there can be no assurance that conflicts will be resolved in favor of the Company.

     So long as the Company remains a subsidiary of IE, the directors and officers of the Company will, subject to certain limitations, be indemnified by IE and insured under insurance policies maintained by IE against liability for actions taken or omitted to be taken in their capacities as directors and officers of the Company, including actions or omissions that may be alleged to constitute breaches of the fiduciary duties owed by such persons to the Company and its shareholders. It is contemplated that, prior to the Distribution, if one occurs, the Company will obtain insurance coverage for its directors and officers in respect of such matters comparable to that currently provided under IE's policy.

POSSIBLE DISTRIBUTION

     Following the completion of this offering, IE intends to consider its options regarding its interest in the Company, including whether to retain its investment in the Company, to sell all or a portion of its remaining shares of Common Stock to the public in another public offering or to a strategic investor or to distribute pro rata to its shareholders its remaining shares in the Distribution. The occurrence of the Distribution is only one possibility and is by no means a certainty. For the Distribution to occur, the Board of Directors of IE must conclude, at the time that such Distribution may be considered, that such Distribution is in the best interests of the shareholders of IE. IE has advised the Company that such determination may be conditioned upon the receipt of a favorable ruling from the IRS as to the tax-free nature of the Distribution, for which IE has not applied as of the date of this offering. IE has also advised the Company that it presently anticipates that the Distribution will likely occur, if at all, within two years of this offering. IE has not determined what action, if any, it would take if it were not to receive a favorable tax ruling. No assurance can be given that the favorable tax ruling will be obtained nor that, in any event, the Distribution will occur. If the Distribution is not effected, IE may or may not continue to own a majority of the outstanding shares of Common Stock.

                             PRINCIPAL SHAREHOLDER

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by IE, after giving effect to the Formation Transactions, (i) immediately prior to this offering and (ii) as adjusted to reflect the sale of the Common Stock by the Company in this offering. IE has or will have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by IE.


                                             SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                           OWNED PRIOR TO OFFERING    OWNED AFTER OFFERING
                                           -----------------------  ------------------------
NAMES AND ADDRESS                             NUMBER      PERCENT      NUMBER      PERCENT
- -----------------                          ------------  ---------  ------------  ----------
Intelligent Electronics, Inc.............    13,325,000     100.0%    13,325,000     82.1%(1)
411 Eagleview Boulevard
Exton, Pennsylvania 19341

- ------------------
(1) Assumes no exercise of the Underwriters' over-allotment option. If the option is exercised in full, IE will beneficially own 80.0% of the Common Stock after this offering. Also does not take into account any options to purchase Common Stock that have been granted, or are available for grant, to employees and directors of the Company or IE or any exercise of IE's continuous option to remain above the 80% ownership level.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 10,000,0000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     As of the date of this Prospectus, there were 13,325,000 shares of Common Stock outstanding, all of which are beneficially owned by IE.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the 'BCL'), shareholders holding a majority of the shares of Common Stock constitute a quorum for the purposes of convening a shareholders' meeting. Accordingly, a majority of the quorum may elect all the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared on the Common Stock by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company, subject to prior and superior rights of holders of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby, when issued and paid for, will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, the Company will have the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix and determine the relative rights, preferences and limitations of each class or series so authorized without any further vote or action by the shareholders. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and have the effect of delaying or preventing a change in the control of the Company. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Company has no current intention to issue any shares of Preferred Stock.

PENNSYLVANIA ANTI-TAKEOVER LAWS

     The BCL contains a number of statutory 'anti-takeover' provisions applicable to the Company. One of these BCL provisions prohibits, subject to certain exceptions, a 'business combination' with a shareholder or group of shareholders beneficially owning more than 20% of the voting power of a public corporation (an 'interested shareholder') for a five-year period following the date on which the holder became an interested shareholder. This provision may discourage open market purchases of a corporation's stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. In addition, other BCL provisions applicable to the Company include the 'control transactions' provision, which permits shareholders in certain change of control transactions to demand payment from a new 20% shareholder of the fair market value of the demanding shareholders' shares, the 'control shares' provision, which limits the voting power of shareholders acquiring more than 20%, 33.3% and/or 50% of a corporation's voting stock, and the 'disgorgement' provision, which permits a corporation to recover profits resulting from the sale of shares by a shareholder, under certain circumstances, after the shareholder has acquired or expressed an intent to acquire at least 20% of the corporation's voting shares.

     The BCL also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the community in which it is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of the BCL.

REGISTRATION RIGHTS

     After this offering, IE will be entitled to specific rights with respect to the registration under the Securities Act, for resale to the public, of a total of 13,325,000 shares of Common Stock that it will own immediately after this offering, as well as any shares of Common Stock that are issued to it upon the exercise of the continuous option granted to IE, pursuant to the terms of the Registration and Option Agreement. The Registration and Option Agreement provides that, with certain limitations and exceptions, IE may require, not more frequently than once within any six month period, that the Company register for sale under the Securities Act some or all of the shares of Common Stock held by IE. In addition, such agreement provides that, with certain limitations and exceptions, in the event the Company proposes to register any of its securities under the Securities Act for its own account or otherwise, the holders of registrable securities are entitled to include their Common Stock in such registration, subject to certain conditions and limitations, which include the right of the underwriters of any such offering to exclude for marketing reasons all or a portion of such Common Stock from such registration.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is StockTrans, Inc., Ardmore, Pennsylvania.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 16,225,000 shares of Common Stock. Of these shares, the 2,900,000 shares sold in this offering (plus up to 430,000 additional shares if the Underwriters exercise their over-allotment option) will be freely tradeable without restriction or further registration (except by affiliates of the Company or persons acting as underwriters) under the Securities Act. All of the remaining 13,325,000 shares of Common Stock (the 'Restricted Shares') will be beneficially owned by IE and may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 promulgated under the Securities Act.

     In general, commencing 90 days after the completion of this offering, Rule 144, as currently in effect, allows a person who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed affiliates of the Company, to sell, within any three-month period, up to the number of Restricted Shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, and (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned his or her Restricted Shares for at least three years would be entitled to sell such Restricted Shares without regard to the volume limitations described above and the other conditions of Rule 144. Upon the completion of this offering, none of the Restricted Shares will be eligible for sale by IE in the public market without restriction pursuant to Rule 144 of the Securities Act. IE will have beneficially owned such shares for two years in January 1998, at which time IE may sell shares under Rule 144, subject to the volume and other limitations contained in that Rule. Although such shares may not be sold publicly by IE absent registration under the Securities Act or under Rule 144, IE has advised the Company that it believes that the Distribution, if it occurs, could be effected without registration under the Securities Act and that the shares distributed pursuant thereto would thereafter be freely tradeable by persons other than 'affiliates' of the Company without restriction or registration under the Securities Act.

     Notwithstanding the foregoing, the Company and IE have each agreed with the Underwriters not to sell, contract to sell or otherwise dispose of any shares of Common Stock publicly for a period of 180 days after the date of this Prospectus without the written consent of Alex. Brown & Sons Incorporated, except for issuances by the Company in connection with acquisitions or shares sold to IE pursuant to the Stock Registration and Option Agreement. See 'Underwriting.' In addition, the Company intends to file a registration statement on Form S-8 to register 3,000,000 shares subject to the Company's 1996 Long-Term Incentive Plan upon completion of this offering. Market sales of a substantial number of shares of Common Stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of the Common Stock.

     In addition, after this offering, IE will be entitled to certain rights with respect to registration under the Securities Act of the Restricted Shares. Registration of such Restricted Shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration. See 'Relationship Between the Company and IE -- Contractual Agreements' and 'Description of Capital Stock -- Registration Rights.'

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the 'Underwriters'), through their Representatives, Alex. Brown & Sons Incorporated, Montgomery Securities and Janney Montgomery Scott Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                  NUMBER OF
                                         UNDERWRITER                               SHARES
                                         -----------                             ----------
Alex. Brown & Sons Incorporated................................................
Montgomery Securities..........................................................
Janney Montgomery Scott Inc....................................................
                                                                                 ----------
       Total...................................................................   2,900,000
                                                                                 ----------
                                                                                 ----------

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ to certain other dealers. After commencement of the initial public offering, the public offering price and other selling terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 430,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,900,000, and the Company will be obligated pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection under the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,900,000 shares are being offered.

     The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company and IE against certain civil liabilities, including liabilities under the Securities Act.

     The Company and IE have agreed not to offer, sell or otherwise dispose of publicly any shares of Common Stock (other than any shares sold to IE pursuant to the Stock Registration and Option Agreement or any shares issued in connection with acquisitions) for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. See 'Principal Shareholder' and 'Shares Eligible for Future Sale.'

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Mr. William L. Rulon-Miller, Senior Vice President and Co-Director of Investment Banking for Janney Montgomery Scott Inc., one of the Representatives, is a member of the Board of Directors of IE. It is anticipated that Mr. Rulon-Miller, together with the other non-employee directors of IE who are not also non-employee directors of the Company, will be granted an option to purchase 12,500 shares of Common Stock on the date of this Prospectus.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined through negotiation among the Company and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania. Barry M. Abelson, a partner of Pepper, Hamilton & Scheetz, is a member of the Boards of Directors of the Company and IE. Pepper, Hamilton & Scheetz regularly provides legal services to IE and the Company. It is expected that Mr. Abelson, together with the other non-employee directors of the Company, will be granted an option to purchase 25,000 shares of Common Stock on the date of this Prospectus. Certain legal matters related to this offering will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

     The Combined Financial Statements of the Company as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not currently subject to the information requirements of the Securities and Exchange Act (the 'Exchange Act'). As a result of this offering, the Company will be required to file reports and other information with the Commission pursuant to the informational requirements of the Exchange Act.

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     In addition, the Company intends to furnish its shareholders with annual reports containing audited financial statements examined by an independent public accounting firm.

                           XLCONNECT SOLUTIONS, INC.
                     INDEX TO COMBINED FINANCIAL STATEMENTS

          (Information for the six months ended June 30, 1996 and 1995 and subsequent to December 31, 1995 is unaudited)


                                 FINANCIAL STATEMENTS
                                 --------------------
Report of Independent Auditors.................................................................        F-2

Combined Balance Sheets as of December 31, 1995 and 1994 and June 30, 1996.....................        F-3

Combined Statements of Operations for the Years Ended December 31, 1995,
  1994 and 1993 and the Six Months Ended June 30, 1996 and 1995................................        F-4

Combined Statements of Shareholder's Equity for the Years Ended December 31, 1995,
  1994 and 1993 and the Six Months Ended June 30, 1996.........................................        F-5

Combined Statements of Cash Flows for the Years Ended December 31, 1995,
  1994, and 1993 and the Six Months Ended June 30, 1996 and 1995...............................        F-6

Notes to Combined Financial Statements.........................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
XLConnect Solutions, Inc.:

     We have audited the accompanying combined balance sheets of XLConnect Solutions, Inc. as of December 31, 1995 and 1994, and the related combined statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of XLConnect Solutions, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Cincinnati, Ohio
May 31, 1996

                           XLCONNECT SOLUTIONS, INC.
                            COMBINED BALANCE SHEETS
               (DOLLARS IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

                                                                                DECEMBER 31,
                                                                          -------------------------   JUNE 30,
                                                                             1994          1995         1996
                                                                          -----------  ------------  -----------
                                                                                                     (UNAUDITED)


ASSETS
Current assets
  Trade accounts receivable, less allowance of $858 at June 30, 1996 and
     $710 and $158 at December 31, 1995 and 1994,
     respectively.......................................................   $  14,219    $   18,460    $  23,081
  Note receivable.......................................................       2,783            --           --
  Deferred tax asset....................................................       1,352         2,210        1,840
  Prepayments and other current assets..................................         920           219        1,929
                                                                           ---------    ----------    ---------
     Total current assets...............................................      19,274        20,889       26,850

Property and equipment, net of accumulated depreciation.................       4,621         4,389        3,307
Intangible assets, net of accumulated amortization......................       6,400        28,456       27,731
Other long-term assets..................................................       1,623           739        1,224
                                                                           ---------    ----------    ---------
Total assets............................................................   $  31,918    $   54,473    $  59,112
                                                                           =========    ==========    =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Current portion of long-term debt.....................................   $   2,531    $      113    $      73
  Accounts payable......................................................       8,514         2,705        2,943
  Accrued expenses......................................................       2,911         5,525        5,897
  Deferred income and other.............................................       1,972         1,444        1,479
                                                                           ---------    ----------    ---------
     Total current liabilities..........................................      15,928         9,787       10,392
                                                                           ---------    ----------    ---------
Long-term liabilities
  Long-term debt........................................................         178           101           40
  Due to parent.........................................................      13,104        39,455       42,536
                                                                           ---------    ----------    ---------
     Total liabilities..................................................      29,210        49,343       52,968
                                                                           ---------    ----------    ---------
Commitments and contigencies (Notes 6, 11 and 12)

Shareholder's equity
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized; no shares issued and outstanding as of June 30, 1996
       and December 31, 1995 and 1994...................................          --            --           --
  Common Stock, $.01 par value; 100,000,000 shares authorized; 1,000 shares issued and outstanding as of June 30, 1996; no shares issued and outstanding as of December 31, 1995
     and 1994...........................................................          --            --           --
  Additional paid-in capital............................................          --            --        5,130
  Retained earnings.....................................................          --            --        1,014
  Shareholder's net investment..........................................       2,708         5,130           --
                                                                           ---------    ----------    ---------
     Total shareholder's equity.........................................       2,708         5,130        6,144
                                                                           ---------    ----------    ---------
Total liabilities and shareholder's equity..............................   $  31,918    $   54,473    $  59,112
                                                                           =========    ==========    =========


            See accompanying notes to Combined Financial Statements.

                           XLCONNECT SOLUTIONS, INC.
                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,      JUNE 30, (UNAUDITED)
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
Revenues...................................................  $  49,653  $  50,965  $  79,862  $  36,609  $  52,001
Cost of revenues...........................................     33,816     37,159     56,327     25,910     36,374
                                                             ---------  ---------  ---------  ---------  ---------
Gross profit...............................................     15,837     13,806     23,535     10,699     15,627
Operating expenses
  Selling and marketing....................................      3,815      3,755      3,975      2,027      3,508
  General and administrative...............................      5,294      6,543      9,178      3,981      5,213
  Depreciation and amortization............................        816      1,060      3,123      1,111      2,491
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 9,925     11,358     16,276      7,119     11,212
                                                             ---------  ---------  ---------  ---------  ---------
Income from operations.....................................      5,912      2,448      7,259      3,580      4,415
Other expense, net
  Interest.................................................      1,246      1,799      2,591        804      1,974
  Other....................................................       (305)       (36)       (13)        (2)       238
                                                             ---------  ---------  ---------  ---------  ---------
                                                                   941      1,763      2,578        802      2,212
                                                             ---------  ---------  ---------  ---------  ---------
Income before income taxes.................................      4,971        685      4,681      2,778      2,203
Provision for income taxes.................................      2,092        435      2,259      1,302      1,189
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $   2,879  $     250  $   2,422  $   1,476  $   1,014
                                                             =========  =========  =========  =========  =========
Unaudited Pro Forma Data (Note 2)
  Net income per common share..............................                        $    0.18             $    0.08
  Shares used in computing net income per common share.....                           13,325                13,325

            See accompanying notes to Combined Financial Statements.

                           XLCONNECT SOLUTIONS, INC.
                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                              PREFERRED                  COMMON                ADDITIONAL                SHAREHOLDER'S
                                STOCK                     STOCK                  PAID-IN     RETAINED        NET
                               SHARES       AMOUNT       SHARES      AMOUNT      CAPITAL     EARNINGS     INVESTMENT     TOTAL
                             -----------  -----------  -----------  ---------  -----------  -----------  ------------  ---------
Balance -- December 31,
  1992.....................          --   $      --           --   $      --   $      --    $      --    $     (421)  $    (421)
  Net Income...............          --          --           --          --          --           --         2,879       2,879
                             ----------  ----------   ----------   ---------  ----------   ----------   -----------   ---------
Balance -- December 31,
  1993.....................          --          --           --          --          --           --         2,458       2,458
  Net Income...............          --          --           --          --          --           --           250         250
                             ----------  ----------   ----------   ---------  ----------   ----------   -----------   ---------
Balance -- December 31,
  1994.....................          --          --           --          --          --           --         2,708       2,708
  Net Income...............          --          --           --          --          --           --         2,422       2,422
                             ----------  ----------   ----------   ---------  ----------   ----------   -----------   ---------
Balance -- December 31,
  1995.....................          --          --           --          --          --           --         5,130       5,130
  Issuance of Common Stock
    (Unaudited)............          --          --        1,000          --       5,130           --        (5,130)         --
  Net Income (Unaudited)...          --          --           --          --          --        1,014            --       1,014
                             ----------  ----------   ----------   ---------  ----------   ----------   -----------   ---------
Balance -- June 30, 1996
  (Unaudited)..............          --  $       --        1,000   $      --   $   5,130    $   1,014    $       --   $   6,144
                             ==========  ==========   ==========   =========  ==========   ==========   ===========   =========


            See accompanying notes to Combined Financial Statements.

                           XLCONNECT SOLUTIONS, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                               YEAR ENDED DECEMBER 31,          (UNAUDITED)
                                                           -------------------------------  --------------------
                                                             1993       1994       1995       1995       1996
                                                           ---------  ---------  ---------  ---------  ---------
Cash flows from operating activities:
  Net income.............................................  $   2,879  $     250  $   2,422  $   1,476  $   1,014
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Depreciation and amortization.....................        816      1,060      3,123      1,111      2,491
       Goodwill impairment...............................         --        583         --         --         --
       Loss on disposal of property and equipment........          5          1         20         19         16
       Provision for allowance on trade accounts
          receivable.....................................         58        141        335         65        148
       Deferred income taxes.............................       (341)      (860)      (278)       301        (17)
     Changes in assets and liabilities, net of effects of
       acquisition:
          Trade accounts receivable......................     (6,723)      (493)    (4,576)    (2,166)    (4,163)
          Note receivable................................    (11,022)     8,239      2,783      2,783         --
          Prepayments and other current assets...........       (152)      (730)       701        626     (1,710)
          Other long-term assets.........................       (484)     3,138        304        191        (98)
          Accounts payable...............................      1,994      3,373     (5,809)    (3,113)        (1)
          Accrued expenses...............................      3,029       (893)     2,614      1,443        343
          Deferred income and other......................       (875)     1,311       (528)      (148)        35
                                                           ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities......    (10,816)    15,120      1,111      2,588     (1,942)
                                                           ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
     Purchases of property and equipment.................     (1,855)    (2,963)    (2,148)      (777)      (700)
     Excess purchase price...............................     (6,640)        --         --         --         --
                                                           ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities....................     (8,495)    (2,963)    (2,148)      (777)      (700)
                                                           ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
     Borrowings (repayments) of long-term debt...........      2,052     (2,692)    (2,495)    (2,468)      (101)
     Borrowings (repayments) of due to parent............     17,259     (9,465)     3,532        657      2,743
                                                           ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing activities......     19,311    (12,157)     1,037     (1,811)     2,642
                                                           ---------  ---------  ---------  ---------  ---------
Net change in cash.......................................         --         --         --         --         --
     Cash -- beginning of year...........................         --         --         --         --         --
                                                           ---------  ---------  ---------  ---------  ---------
     Cash -- end of year                                   $      --  $      --  $      --  $      --  $      --
                                                           =========  =========  =========  =========  =========


            See accompanying notes to Combined Financial Statements.

                           XLCONNECT SOLUTIONS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           (ALL DOLLARS IN THOUSANDS)

NOTE 1. FORMATION AND OPERATIONS

     The accompanying combined financial statements of XLConnect Solutions, Inc. (the Company) includes the operations of the Professional Services Organizations
(PSO) of The Future Now, Inc. (TFN) and IntelliCom Solutions, Inc. (IntelliCom), a wholly-owned subsidiary of Intelligent Electronics, Inc. (IE). TFN established the PSO in 1990 and was acquired by IE in August 1995. Prior to January 1, 1996, the Company had no separate legal status or existence. IE incorporated the Company as a Pennsylvania corporation under the name 'PSO Acquisition Corporation' in January 1996, and the Company changed its name to XLConnect Solutions, Inc. in May 1996. In anticipation of an initial public offering, (i) IE contributed to the Company the stock of IntelliCom and the assets and liabilities, including intercompany debt, relating to the PSO business, and (ii) the Company and IE entered into certain contractual arrangements (see Note 12). The foregoing transactions were completed as of May 31, 1996. The Company and IE will both operate as separate companies.

     The Company provides enterprise-wide total connectivity to its clients offering comprehensive services in four primary service areas: (i) internetworking services under which the Company designs and implements solutions to address all aspects of its clients' enterprise-wide networks or any component thereof; (ii) applications development services through which the Company customizes and adapts proven software to meet clients' needs and offers training to support these solutions; (iii) managed services under which the Company helps clients organize their technology resources, outsource multiple aspects of their information technology functions and minimize support costs from the desktop through the LAN and WAN; and (iv) telecommunications services, introduced on January 1, 1996, which include the provision of data, video and voice transmission services.

     The Company's operations are subject to certain risks and uncertainties including, among others, actual or prospective competition by entities with greater financial resources, experience and market presence than the Company, risks associated with growth, and risks associated with technology and regulatory matters.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying combined financial statements consist of the financial statements of the Company as described in Note 1. These statements are presented as if the Company had existed as a corporation separate from IE, and include the historical assets, liabilities, sales and expenses directly related to the Company's operations that were either specifically identifiable or allocable using methods which took into consideration personnel, business volume or other appropriate factors. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All material transactions between entities included in these combined financial statements have been eliminated.

     Effective January 1, 1996, IE contributed its net investment in the Company, at which time, the Company began accumulating its retained earnings.

     For the periods presented, certain general and administrative expenses reflected in the combined financial statements include allocations of certain corporate expenses from IE. These allocations took into consideration personnel, business volume or other appropriate bases and generally include administrative expenses related to general management, insurance, information management and other miscellaneous services. Allocations of corporate expenses are estimates based on management's best estimate of actual expenses. It is management's opinion that the expenses charged to the Company are reasonable.

     Interest expense shown in the combined financial statements reflects interest expense associated with the Company's share of the aggregate borrowings of IE for each of the periods presented (see Note 6). Additionally, income taxes are calculated on a separate tax return basis. Management believes that such allocations are reasonable.

     The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future or what the balance sheets, results of operations or cash flows of the

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
Company would have been if it had been a separate, stand-alone publicly-held corporation during the periods presented.

REVENUE AND COST RECOGNITION

     Revenues from internetworking and applications development service contracts are primarily recognized as services are provided to the client and billed on a time and materials basis, and to a lesser extent, are recognized on the percentage-of-completion basis for fixed price contracts. Costs are recognized as incurred. Revenues associated with managed service contracts are recorded ratably over the service period of the contract while costs are also recognized as incurred. Revenues and costs from telecommunications services are recognized on the basis of client usage or pursuant to a fixed rate. Funds received from vendors for training, capital expenditures and marketing programs are accounted for as a reduction of cost of revenues or capitalized costs, according to the nature of the program when earned.

NOTE RECEIVABLE

     At December 31, 1994, a note receivable of $2,783 was due from a third party, which arose from the sale by IE in late 1993 of IE's service contract base and repair parts inventory. Effective January 1, 1995, IE negotiated the return of a selected portion of the service contract base and repair services from the third party.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation. Charges for repairs and maintenance are expensed as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations. Depreciation is provided on a straight-line basis, over the estimated useful lives of the depreciable assets, principally three to seven years.

COSTS IN EXCESS OF NET ASSETS ACQUIRED

     Intangible assets, composed of costs in excess of net assets acquired, represent allocations from IE relating to the Company's share of IE's historical acquisitions. The allocations took into consideration various factors, which include, among other things, operating cash flows, revenue streams and client and employee bases. Costs in excess of net assets acquired are being amortized on a straight-line basis over the expected period to be benefited, generally twenty years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

INCOME TAXES

     The provision for income taxes of the Company for Federal and state income taxes has been calculated as if the Company were a stand-alone corporation filing separate tax returns.

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS), No. 109, Accounting for Income Taxes. Pursuant to SFAS No. 109, deferred tax assets and liabilities are recorded for temporary differences which enter into the determination of taxable income in different periods for financial reporting and income tax purposes.

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair value of financial instruments were made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

     Trade Accounts Receivable and Accounts Payable -- The carrying amount of these items are a reasonable estimate of their fair value.

     Long-Term Debt and Due to Parent -- Rates currently available to the Company for debt with similar terms are used to estimate its fair value. Accordingly, the carrying amount of debt is a reasonable estimate of its fair value.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The combined financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined financial statements for the interim periods have been included. The results for the interim period ended June 30, 1996 are not necessarily indicative of the results to be achieved for the full fiscal year.

UNAUDITED PRO FORMA NET INCOME PER COMMON SHARE

     As of June 30, 1996, the Company has 1,000 shares of Common Stock outstanding, all of which are owned by IE. Immediately prior to the offering, the Company will effect a 1 to 13,325 stock split of the outstanding shares of common stock. Unaudited pro forma net income per common share is computed using the number of common shares and common share equivalents outstanding after the organization of the Company and before the proposed initial public offering, assuming the consummation of the stock split. Common share equivalents consists of the Company's common shares issuable upon exercise of stock options (see Note
12). Pursuant to the requirements of the Securities and Exchange Commission
(SEC), stock options issued by the Company during the twelve months immediately preceding the proposed initial public offering have been included in the number of common shares and common shares equivalents used in computing pro forma net income per share as if they were outstanding for the latest year using the treasury stock method.

RECENT PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 provides guidance for recognition and measurement of impairment of long-lived assets and certain identifiable intangibles and goodwill related both to assets to be held and used, and assets to be disposed. The new standard is effective for fiscal years beginning after December 15, 1995. The Company adopted SFAS No. 121 during the first quarter of 1996. Upon adoption, there was no material effect on its financial condition or results of operations.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires that companies with stock-based compensation plans either recognize compensation expense based on new fair value accounting methods or continue to apply the existing accounting rules and disclose pro forma net income and income per share assuming the fair value method had been applied. The new standard is effective for fiscal years beginning after December 15, 1995. As provided for by this statement, the Company will continue to apply the accounting provisions of Accounting Principles Board Opinion No. 25, Accounting For Stock Issued to Employees, relating to its stock based compensation plan.

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 3. ALLOWANCE FOR TRADE ACCOUNTS RECEIVABLE

     The activity in the allowance for doubtful accounts for trade accounts receivable for the years ended December 31 was as follows:

                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
Balance at Beginning of Period............................................  $      64  $     101  $     158
Charged to Expense........................................................         58        141        335
Charged to Other Accounts.................................................         --         --        257
Deductions/Write-offs.....................................................        (21)       (84)       (40)
                                                                            ---------  ---------  ---------
Balance at Ending of Period...............................................  $     101  $     158  $     710
                                                                            =========  =========  =========

NOTE 4. PROPERTY AND EQUIPMENT

     Net property and equipment is comprised of the following as of December 31:

                                                                                    1994       1995
                                                                                  ---------  ---------
Office Equipment................................................................  $   5,067  $   6,638
Computer Software...............................................................        110        231
Leasehold Improvements..........................................................        193        552
Equipment Under Capital Leases..................................................        392        363
                                                                                  ---------  ---------
                                                                                      5,762      7,784
Less: Accumulated Depreciation..................................................     (1,141)    (3,395)
                                                                                  ---------  ---------
                                                                                  $   4,621  $   4,389
                                                                                  =========  =========

NOTE 5. INTANGIBLE ASSETS

     Net intangible assets is comprised of the following as of December 31:

                                                                                 1994       1995
                                                                               ---------  ---------
Goodwill.....................................................................  $   7,017  $  29,000
Less: Accumulated Amortization...............................................        617        544
                                                                               ---------  ---------
                                                                               $   6,400  $  28,456
                                                                               =========  =========

     Approximately $22,000 of goodwill was allocated by IE resulting from a stock acquisition made in August 1995.

NOTE 6. DEBT AND LEASE OBLIGATIONS

     For purposes of the Combined Financial Statements presented herein, amounts Due to Parent represent intercompany borrowings from IE necessary to fund the Company's operations and acquisitions since its inception in 1990. These amounts have been classified as noncurrent since there were no repayment terms between IE and the Company (see Note 12).

     The interest expense charged to the Company was based on the weighted average interest rates on the aforementioned borrowings (6.8%, 8.4% and 10.1% in 1993, 1994 and 1995, respectively). The Company's portion of IE's consolidated debt at December 31, 1995 was $39,455.

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 6. DEBT AND LEASE OBLIGATIONS -- CONTINUED
     The Company leases certain equipment under operating leases with IE. At December 31, 1995, the Company's portion of future minimum payments under noncancellable leases with initial or remaining terms in excess of one year are as follows:

1996...........................................................................  $     875
1997...........................................................................        582
1998...........................................................................        375
1999...........................................................................        267
2000...........................................................................         90
Thereafter.....................................................................        159
                                                                                 ---------
                                                                                 $   2,348
                                                                                 =========

     Rent expense for the three years ended December 31, 1995 was $491, $561 and $692 respectively.

     During 1994 and 1995, the Company entered into noncancellable lease agreements of computer desktop equipment. With respect to purchase options, the Company can (i) purchase the equipment under lease with an early buyout option such that the purchase price shall include the lessor's projected yield from the lease, or (ii) purchase the equipment at lease expiration at the then fair market value. The lease is classified as an operating lease in accordance with SFAS No. 13, Accounting for Leases. At December 31, 1995, the Company's future minimum lease payments under these agreements are as follows:

1996..........................................................................  $   9,884
1997..........................................................................      8,348
1998..........................................................................      3,614
1999..........................................................................        172
2000..........................................................................         --
Thereafter....................................................................         --
                                                                                ---------
                                                                                $  22,018
                                                                                =========

     Rent expense under these agreements for the two years ended December 31, 1995 was $1,785 and $6,465, respectively.

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 7. INCOME TAXES

     Income tax expense (benefit) for the years ended December 31 consist of the following:

                                                                        1993       1994       1995
                                                                      ---------  ---------  ---------

Current
  Federal...........................................................  $   1,949  $   1,037  $   2,032
  State.............................................................        484        258        505
                                                                      ---------  ---------  ---------
                                                                          2,433      1,295      2,537
Deferred
  Federal...........................................................       (273)      (689)      (223)
  State.............................................................        (68)      (171)       (55)
                                                                      ---------  ---------  ---------
                                                                           (341)      (860)      (278)
                                                                      ---------  ---------  ---------
                                                                      $   2,092  $     435  $   2,259
                                                                      =========  =========  =========


     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

Statutory U.S. Federal Tax Rate.....................................  $   1,740  $     240  $   1,638
Amortization of Intangibles.........................................         75        128        313
State and Local Income Tax, Net of Federal Benefit..................        270         57        292
Other, Net..........................................................          7         10         16
                                                                      ---------  ---------  ---------
                                                                      $   2,092  $     435  $   2,259
                                                                      =========  =========  =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at December 31, 1994 and 1995 are presented below:

                                                                        1994       1995
                                                                      ---------  ---------
Deferred Tax Asset:
  Trade Accounts Receivable Allowance...............................  $      64  $     285
  Depreciation......................................................      1,101        521
  Accrued Expenses..................................................        123      1,027
  Deferred Income...................................................        794        580
  Other.............................................................        371        318
                                                                      ---------  ---------
                                                                      $   2,453  $   2,731
                                                                      =========  =========

     Based upon the level of historical taxable income and assumptions regarding future taxable income over the periods which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences; therefore, no valuation allowance has been established.

NOTE 8. SUPPLEMENTAL CASH FLOW INFORMATION

     The Company's non-cash activities were as follows:

                                                                                                         JUNE 30,
                                                                           DECEMBER 31,                (UNAUDITED)
                                                                  -------------------------------  --------------------
                                                                    1993       1994       1995       1995       1996
                                                                  ---------  ---------  ---------  ---------  ---------
Details of Acquisition
  Fair Value of Assets Acquired.................................  $      --  $      --  $      --  $      --  $     606
  Liabilities Assumed...........................................         --         --         --         --        268

Details of Investing Activities
  Allocation of Goodwill........................................  $      --  $      --  $  22,819  $      --  $      --

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 8. SUPPLEMENTAL CASH FLOW INFORMATION -- CONTINUED
     As a result of the Company participating in IE's central cash management system, the Company made no cash payments for interest and income taxes.

NOTE 9. SIGNIFICANT CLIENT

     Sales to one customer accounted for approximately 10% and 15% of the Company's revenue for the years ended December 31, 1994 and 1995, respectively. No customer exceeded 10% of Company's revenues in 1993.

NOTE 10. EMPLOYEE BENEFIT PLAN

     The Company participates in IE's 401(k) tax deferred savings plan (the
Plan) permitting eligible employees to defer a portion of their total compensation through contributions to the Plan. The Company matches $0.50 for each dollar contributed by participants subject to certain limitations. The Company's contributions under the Plan for 1993, 1994 and 1995 were $120, $107 and $172, respectively.

NOTE 11. CONTINGENCIES

     The Company continuously evaluates contingencies based upon the best available evidence. Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable.

NOTE 12. SUBSEQUENT EVENTS (UNAUDITED)

     In June 1996, the Company's Board of Directors authorized management to file a registration statement with the SEC with respect to an initial public offering of less than 20% of the Company's Common Stock (the 'Offering'). If the Offering is consummated under the terms presently anticipated, 3,330,000 shares of Common Stock (inclusive of an over-allotment option to the Company's underwriters) will be issued. In anticipation of the Offering, the Company and IE have entered into a number of agreements, which will become effective upon completion of the Offering, for the purpose of defining certain relationships between them. As a result of IE's ownership interest in the Company, the terms of such agreements were not, and the terms of any future amendments to those agreements may not be, the result of arm's-length negotiation. The following summaries of these agreements are qualified in all material respects by the terms and conditions of the agreements.

SERVICES AGREEMENT

     The Company and IE have entered into a Services Agreement pursuant to which IE will continue, on an interim basis, to provide the Company, upon the Company's request, various services, including insurance and risk management, employee benefit administration and similar administrative and management services, that IE has historically provided to the Company, and the Company will continue on an interim basis to provide service call support to IE. The Company will pay the direct costs of services provided by IE, and IE will pay the Company for service call support at the Company's standard billing rates. To the extent that the direct costs of services provided by IE cannot be separately measured, the Company will pay its allocable portion of the total cost to IE for any such services, determined in accordance with described methodologies, using such objective factors as are available to IE and the Company. The Services Agreement also provides that IE will furnish additional services as may be reasonably requested by the Company on similar terms. The Services Agreement will automatically terminate on (i) the occurrence of a pro rata distribution to IE's shareholders of its remaining shares by means of a tax-free or taxable transaction (the 'Distribution') or (ii) such time that IE no longer owns a majority of the outstanding shares of Common Stock. In addition, the Services Agreement may also be terminable by either party on 90 days' prior written notice, except that no such written notice will result in termination prior to January 1, 1997.

     Under the Services Agreement, IE and the Company each have the option to make advances from time to time to the other upon request. In the case of the Company, such advances would be made as directed or within specific parameters prescribed by its Board of Directors. Interest is payable monthly in arrears at market rates on all net advances by the Company or IE, as the case may be, and, prior to termination of the Services Agreement, will be

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 12. SUBSEQUENT EVENTS (UNAUDITED) -- CONTINUED accounted for as additional advances. Advances will be repayable on the date specified in the request for such advance. Funds advanced by the Company to IE will not be segregated from other funds of IE, and IE may use such funds for its own benefit, subject to certain limitations under the IBM Credit Corporation (IBMCC) credit facility. Consequently, the Company will be subject to risk of loss in respect of such funds. The Services Agreement will be deemed effective from and after the date on which this Offering is completed and will apply to all advances occurring on or after such date. Upon the termination of the Services Agreement, all outstanding advances and accrued but unpaid interest will become due and payable.

     In addition, the Services Agreement also provides that IE will permit employees of the Company to continue to participate in the benefit plans and programs sponsored by IE until the termination of the Services Agreement.

     The Services Agreement also recognizes that IE's direct sales force may continue to provide to the Company sales leads and referrals. The Services Agreement provides that the Company shall continue to compensate IE at least through December 31, 1997 for such leads and referrals that result in revenues to the Company in a manner consistent with and substantially similar to current practices between the companies.

     The Services Agreement further provides that the Company will continue to receive from IE for an interim period, consistent with past practices, a portion of the funds received by IE from vendors for training, capital expenditures and marketing programs.

SPACE SHARING AGREEMENT

     The Company and IE have entered into a Space Sharing Agreement providing for the sharing by the Company and IE of certain office facilities, including the offices located in Exton, Pennsylvania at which the Company's and IE's principal executive offices are located. Under the Space Sharing Agreement, the costs associated with leasing and maintaining facilities will, in general, be allocated between the Company and IE on a pro rata basis determined by the square footage utilized by each company or the number of employees of each company at the specified location, in accordance with historical practice. The Company's rights to use portions of the shared facilities leased from third parties and the corresponding obligations to pay for such use, may be terminated as to any such facility by either the Company or IE on 90 days' prior written notice.

TAX ALLOCATION AGREEMENT

     The Company and IE have entered into a Tax Allocation Agreement to provide for (i) the allocation of payments of taxes for periods during which the Company and IE are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary tax returns for state, local or foreign tax purposes, (ii) the allocation of responsibility for the filing of tax returns, (iii) the conduct of tax audits and the handling of tax controversies, and (iv) various related matters. For periods during which the Company is included in the aforementioned returns, the Company will be required to pay to IE its allocable portion of the consolidated Federal income and state tax liability and will be entitled to receive from IE its allocable share of any tax benefit attributable to the use of the Company's losses, if any. The Company will be responsible for the filing of Federal, state, local and foreign tax returns and related liabilities for itself for all periods, to the extent not included in IE's combined or consolidated tax returns. Notwithstanding the Tax Allocation Agreement, under Federal income tax law, each member of a consolidated group for Federal income tax purposes is also jointly and severally liable for the Federal income tax liability of each other member of the consolidated group. Similar rules may apply under state income tax laws.

INDEMNIFICATION AGREEMENT

     The Company and IE have also entered into an Indemnification Agreement under which, among other things and subject to limited exceptions, the Company is required to indemnify IE and its directors, officers, employees, agents and representatives for all liabilities relating to the Company's business and operations and for all contingent liabilities relating to the Company's business and operations or otherwise assigned to the Company. In addition,

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 12. SUBSEQUENT EVENTS (UNAUDITED) -- CONTINUED indemnification will be granted to IE for liabilities arising out of or based upon alleged misrepresentations in or omissions from the Registration Statement.

     The Indemnification Agreement also provides that each party thereto (the Obligor Party) (i) will use reasonable efforts to obtain the release of the other party thereto (the Guarantor Party) from its obligations under or in respect of all material guarantees, surety and performance bonds, letters of credit and other arrangements guaranteeing or securing any liability or obligation of the Obligor Party, (ii) will indemnify the Guarantor Party for any liabilities incurred under such guarantees, bonds, letters of credit and other arrangements, and (iii) will reimburse the Guarantor Party for its direct costs (or, in certain circumstances, the Obligor Party's pro rata share of such direct costs) of maintaining such guarantees, bonds, letters of credit and other arrangements pending the release of the Guarantor Party thereunder.

STOCK REGISTRATION AND OPTION AGREEMENT

     Pursuant to the terms of the Stock Registration and Option Agreement with IE, the Company has provided IE with certain registration rights, including demand registration rights and certain 'piggy-back' registration rights, with respect to Common Stock owned by IE after the Offering. The Company's obligation is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses. The Company also has granted to IE, pursuant to the Stock Registration and Option Agreement, during the period between the completion of this Offering and the earlier to occur of (i) the completion of the Distribution and (ii) the sale by IE of such number of shares of Common Stock that IE is no longer eligible to make the Distribution tax free or to include the Company in IE's consolidated Federal income tax return, a continuous, cumulative option to purchase from the Company at then-current market prices such number of shares of Common Stock as IE may determine to be necessary (a) to allow IE to continue to include the Company in IE's consolidated Federal income tax return or (b) to increase the likelihood that the Distribution would be tax-free to IE and its shareholders. This number of shares is expected to be the number necessary for IE to continue to own at least 80% of the outstanding shares of Common Stock. The option may only be exercised upon the original issuance of shares by the Company. In the event that any shares of Common Stock are issued prior to the Distribution upon the exercise of any option granted under the Company's 1996 Long-Term Incentive Plan and such issuance would otherwise prevent IE from continuing to include the Company in IE's consolidated Federal income tax return or effecting the Distribution on a tax-free basis, the option described in the immediately preceding sentence will automatically be deemed to have been exercised in respect of a number of shares of Common Stock equal to four times the number of shares of Common Stock issued upon the exercise of the option granted under the 1996 Long-Term Incentive Plan unless IE shall have earlier terminated such automatic exercise feature.

EXISTING TELECOMMUNICATIONS SERVICES AGREEMENT.

     Pursuant to the terms of a services agreement between IE and the Company dated as of January 1, 1996, IE has agreed to purchase from the Company all of the telecommunications services required by IE. The services provided by the Company under the services agreement include the transmission of voice, data, video and other information as well as enhanced telecommunications services such as frame relay and asynchronous transfer mode transmission services. The services provided by the Company also include capacity planning, call accounting, network design and similar services. The services agreement requires IE to purchase sufficient telecommunications services to permit the Company to meet the minimum volume requirements imposed by the Company's agreement with MCI. The services agreement has a term of five years and will renew automatically for six successive two year periods, unless terminated earlier in accordance with its terms. IE may terminate the services agreement at the conclusion of any such term if it provides XLConnect with at least 90 days' notice prior to the expiration of such term that it has received a bona fide offer to provide telecommunications services that in quantity, quality and duration are equal to or better than the services then being provided to IE by XLConnect at a price of 5% or more below the price XLConnect charges for such services and XLConnect does not match the offer.

                           XLCONNECT SOLUTIONS, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                           (ALL DOLLARS IN THOUSANDS)

NOTE 12. SUBSEQUENT EVENTS (UNAUDITED) -- CONTINUED
IBM CREDIT CORPORATION CREDIT FACILITY

     The Company is a party to IE's credit facility with IBMCC, jointly and severally liable for any defaults by IE or any of its affiliates. The credit facility allows for total borrowings of up to $225,000, subject to a collateral-based formula, and is secured by all of the assets of IE and its subsidiaries, including the Company. $75,000 of the credit facility is classified as a term loan with a due date of October 5, 1998 and bears interest at prime plus 2.5% (10.75% on June 30, 1996), and the remaining portion of the credit facility can be used by IE for inventory financing, equipment financing and working capital purposes and bears interest at prime plus 1.5% (9.75% on June 30, 1996).

     The Company has obtained a Commitment Letter dated June 21, 1996 from IBMCC setting forth the terms of a proposed amendment to the credit facility to be effective prior to the date of the Offering, whereby the Company would be able to borrow directly from IBMCC up to $20,000 of the total $225,000, subject to a collateral-based formula, and the Company's joint and several liability to IBMCC would be limited to the $20,000 sublimit. In addition, all cash generated by the Company will be deposited in accounts segregated from the accounts used by IE. IE will retain the ability to borrow up to the total amount of the credit facility, including amounts not then outstanding to the Company under the $20,000 sublimit provided IE satisfies its collateral-based formula, exclusive of the Company's assets.

PREFERRED STOCK

     Upon completion of the Offering, the Company will have the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix and determine the relative rights, preferences and limitations of each class or series so authorized without any further vote or action by the shareholders. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of the Company's Common Stock and have the effect of delaying or preventing a change in the control of the Company. As of June 30, 1996, no shares of Preferred Stock are outstanding and the Company has no current intention to issue any shares of Preferred Stock.

1996 LONG-TERM INCENTIVE PLAN

     In June 1996, the Company adopted the 1996 Long-Term Incentive Plan (the
Plan) permitting the grant of any or all of the following types of awards (Awards): (i) stock options, including non-qualified and incentive stock options (NQSOs and ISOs); (ii) stock appreciation rights; (iii) restricted stock; (iv) long-term performance awards; (v) performance shares; and (vi) performance units to employees and directors of the Company and IE. A total of 3,000,000 shares of the Company's Common Stock have been reserved for grant under the Plan. The Plan is intended to provide an incentive for employees and directors to maximize their efforts and enhance the success of the Company. Options will generally be granted by the Company's Compensation and Benefits Committee of the Board of Directors at option prices equivalent to or greater than the fair market value of the underlying Common Stock at the date of grant and vest in equal installments over the succeeding four years from the grant date; provided that no options will become exercisable for a period of two years from the effective date of the Offering, which period may be extended for one additional year by the Compensation and Benefits Committee at the direction of IE. The options expire ten years after the date of grant, subject to earlier termination and other provisions relating to the cessation of employment.

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          6
Use of Proceeds.................................         11
Dividend Policy.................................         11
Capitalization..................................         11
Dilution........................................         12
Selected Combined Financial Data................         13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         14
Business........................................         23
Management......................................         33
Relationship Between the Company and IE.........         40
Principal Shareholder...........................         44
Description of Capital Stock....................         44
Shares Eligible for Future Sale.................         45
Underwriting....................................         46
Legal Matters...................................         47
Experts.........................................         47
Additional Information..........................         47
Index to Financial Statements...................        F-1


                               ------------------

     UNTIL           , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,900,000 SHARES

                                     [LOGO]
                           XLCONNECT SOLUTIONS, INC.

                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                             MONTGOMERY SECURITIES

                          JANNEY MONTGOMERY SCOTT INC.

                                           , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all estimated expenses, all of which will be paid by the Company, in connection with the issuance and distribution of the securities being registered:


                                    NATURE OF EXPENSES                                        AMOUNT
- ------------------------------------------------------------------------------------------  ----------
SEC Registration Fee......................................................................  $ 12,631
Nasdaq National Market Listing Fee........................................................    50,000
Printing and engraving fees...............................................................           *
Registrant's counsel fees and expenses....................................................           *
Accounting fees and expenses..............................................................           *
Blue Sky expenses and counsel fees........................................................           *
Transfer agent and registrar fees.........................................................           *
Miscellaneous.............................................................................           *
                                                                                            ----------
  TOTAL...................................................................................  $        *
                                                                                            ==========


- ------------------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Sections 1741-1747 of the BCL, Article II, Section 10 of the Company's Bylaws provides that the Company shall, in the case of directors and officers, and may, in the case of employees and agents, indemnify any such person who is or was a party (other than a party acting on his or her own behalf) or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including actions brought by or in the right of the Company where certain standards of conduct have been met), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company on behalf of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she met certain requisite standards of conduct. In all such cases, the Company shall indemnify any such person against all such expenses actually and reasonably incurred by him or her in connection with any such action to the extent that such person has been successful on the merits or in defense of any such action. The indemnification provisions of the Bylaws are non-exclusive.

     Pursuant to Section 1713 of the BCL, Article II, Section 9 of the Company's Bylaws provides that a director shall not be liable to the Company for monetary damages as such for any action taken or omitted unless the director breaches or fails to perform a duty of his office and that breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation does not apply to criminal liability or liability for the payment of taxes. The Company believes that the provisions will assist it in securing and maintaining the services of directors who are not employees of the Company.

     The Company intends to procure insurance, which would afford officers and directors insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts, including liabilities under the Securities Act. The Company and its officers and directors currently rely on IE's directors' and officers' liability coverage.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On January 5, 1996, 1,000 shares of Common Stock were issued to IE in connection with the initial capitalization of the Company. Such shares were contributed by IE to its indirect, wholly-owned subsidiary, The Future Now, Inc. of Arkansas, as part of the Formation Transactions. In addition, the Company granted on ____ __, 1996 stock options to purchase an aggregate of 1,062,500 shares of Common Stock to certain of its officers under the 1996 Long-Term Incentive Plan, and intends to file a registration statement on Form S-8 on or about the date of this Prospectus to register the shares underlying options granted or available for grant under the 1996 Long-Term Incentive Plan.

     The Company believes that the foregoing described issuances of securities, if they constitute sales, are exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering.

ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:


      EXHIBIT
        NO.                                                        DESCRIPTION
- --------------------  ------------------------------------------------------------------------------------------------------
1.1           --      Form of Underwriting Agreement by and between the Company and the Underwriters*
3.1           --      Restated Articles of Incorporation of the Company*
3.2           --      By-Laws of the Company
4.1           --      Specimen Stock Certificate*
5.1           --      Opinion of Pepper, Hamilton & Scheetz*
10.1          --      Contribution Agreement between IE, TFN, The Future Now, Inc. of Arkansas and the Company dated as of
                      May 31, 1996*
10.2          --      1996 Long-Term Incentive Plan (including forms of option agreements)*
10.3          --      Services Agreement between the Company and IE dated as of May 31, 1996*
10.4          --      Space Sharing Agreement between the Company, IE and TFN, with respect to the Company's principal executive offices and branch offices dated as of May 31, 1996*
10.5          --      Tax Allocation Agreement between the Company, IE and IE's other subsidiaries dated as of May 31, 1996*
10.6          --      Registration Rights and Option Agreement between the Company, IE and The Future Now, Inc. of Arkansas dated as of May 31, 1996*
10.7          --      Indemnification Agreement between the Company and IE dated as of May 31, 1996*
21            --      Subsidiaries
24.1          --      Consent of KPMG Peat Marwick LLP (included on page II-3 of the Registration Statement)
24.2          --      Consent of Pepper, Hamilton & Scheetz (included in Exhibit 5.1)*
25            --      Powers of Attorney (included on Signature Pages)

- ------------------
* To be filed by Amendment.

(B) COMBINED FINANCIAL STATEMENT SCHEDULES:

Schedule No.     Description
     All other schedules have been omitted because they are not applicable, not required, or the required information is included in the Combined Financial Statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certifies in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
XLConnect Solutions, Inc.

     We consent to the use of our report included herein and to all references to our firm under the heading 'Experts' in the Registration Statement.

                                          KPMG PEAT MARWICK LLP

Cincinnati, OH
July 24, 1996

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 24 day of July, 1996.

                             XLCONNECT SOLUTIONS, INC.

                             By: /s/ RICHARD G. ELLENBERGER
                                 -----------------------------------------
                                 Richard G. Ellenberger
                                 President and Chief Executive
                                 Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Richard D. Sanford, Richard G. Ellenberger and Barry M. Abelson and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                              TITLE                                     DATE
             ---------                              -----                                     ----
/s/ RICHARD D. SANFORD                Chairman of the Board                               July 24, 1996
- --------------------------------
       Richard D. Sanford

/s/ RICHARD G. ELLENBERGER            Chief Executive Officer and President;              July 24, 1996
- --------------------------------      Director (principal executive officer)
     Richard G. Ellenberger

/s/ STEPHANIE D. COHEN                Chief Financial Officer, Vice President,            July 24, 1996
- --------------------------------      Finance (principal financial officer and
        Stephanie D. Cohen            principal accounting officer)

/s/ BARRY M. ABELSON                  Director                                            July 24, 1996
- --------------------------------
        Barry M. Abelson

/s/ J.B. DOHERTY                      Director                                            July 24, 1996
- --------------------------------
          J.B. Doherty

/s/ WILLIAM E. JOHNSON                Director                                            July 24, 1996
- --------------------------------
       William E. Johnson

/s/ JOHN A. PORTER                    Director                                            July 24, 1996
- --------------------------------
          John A. Porter

                                 EXHIBIT INDEX

      EXHIBIT
        NO.                                                        DESCRIPTION
      --------                                                     -----------
1.1           --      Form of Underwriting Agreement by and between the Company and the Underwriters*
3.1           --      Restated Articles of Incorporation of the Company*
3.2           --      By-Laws of the Company
4.1           --      Specimen Stock Certificate*
5.1           --      Opinion of Pepper, Hamilton & Scheetz*
10.1          --      Contribution Agreement between IE, TFN, The Future Now, Inc. of Arkansas and the Company dated as of
                      May 31, 1996 *
10.2          --      1996 Long-Term Incentive Plan (including forms of option agreements)*
10.3          --      Services Agreement between the Company and IE dated as of May 31, 1996*
10.4          --      Space Sharing Agreement between the Company, IE and TFN, with respect to the Company's principal executive offices and branch offices dated as of May 31, 1996*
10.5          --      Tax Allocation Agreement between the Company, IE and IE's other subsidiaries dated as of May 31, 1996*
10.6          --      Registration Rights and Option Agreement between the Company, IE and The Future Now, Inc. of Arkansas dated as of May 31, 1996*
10.7          --      Indemnification Agreement between the Company and IE dated as of May 31, 1996*
21            --      Subsidiaries
24.1          --      Consent of KPMG Peat Marwick LLP (included on page II-3 of the Registration Statement)
24.2          --      Consent of Pepper, Hamilton & Scheetz (included in Exhibit 5.1)*
25            --      Powers of Attorney (included on Signature Pages)

- ------------------
* To be filed by Amendment.